Exhibit 2.1

Agreement

Execution version 25.05.2011

Share sale agreement

Note: Except for its status as a contractual document that establishes and governs the legal relations among the parties to this agreement, this agreement is not intended to be a source of factual, business or operational information about the parties. The representations, warranties and covenants contained in this agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures exchanged between the parties in connection with the transactions contemplated by this agreement. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

MLC Centre Martin Place Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000 www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Contents

Table of contents

1	Definitions, interpretation and agreement components		2
	1.1	Definitions	2
	1.2	Interpretation	12
	1.3	Inclusive expressions	13
	1.4	Business Day	13
	1.5	Agreement components	13

2	Conditions for Completion		13

	2.1	Conditions precedent	13
	2.2	Notice	14
	2.3	Reasonable endeavours	15
	2.4	Waiver	15
	2.5	Cut Off Date	15
	2.6	No binding agreement for transfer	15

3	Termination		15

	3.1	Termination by the Buyer	15
	3.2	Termination by the Seller	16
	3.3	Effect of termination	16
	3.4	No other right to terminate or rescind	16
	3.5	Additional actions on the occurrence of a Termination Event	17

4	Sale and purchase		17

	4.1	Sale Shares	17
	4.2	Associated Rights	17
	4.3	Purchase Price	18
	4.4	Payments on Completion	18
	4.5	Title and risk	18

5	Period before Completion		18

	5.1	Carrying on of business	18
	5.2	Opex distribution contract	20
	5.3	Permitted acts	20
	5.4	Access	20
	5.5	Parent Guarantees	20
	5.6	Subsidiary Guarantees	21
	5.7	Target Entity a member of a consolidated group	21
	5.8	Transfer of JV interest and Intercompany Loan	21
	5.9	Termination of existing arrangements	22

6	Transitional arrangements		22

7	Completion		22

	7.1	Time and Place	22
	7.2	Completion	22
	7.3	Notice to complete	22
	7.4	Completion simultaneous	23

8	Completion Accounts		23

	8.1	Preparation of Completion Accounts	23
	8.2	Purchase Price adjustments following Completion Accounts	23
	8.3	Payment of Adjustment Amount	24
	8.4	Additional adjustment – Brisbane flood insurance claims	24

Contents 1

Contents

9	[Not used]		24

10	Warranties and indemnities		24

	10.1	Warranties by the Seller	24
	10.2	Independent Warranties	25
	10.3	Reliance	25
	10.4	Indemnity for breach of Warranty	25
	10.5	Tax indemnity	25
	10.6	Notification of Warranty breaches	26
	10.7	Undertaking not to make Claims	26
	10.8	JV and Intercompany Loan indemnity	26

11	Qualifications and limitations on Claims		26

	11.1	Disclosure	26
	11.2	Awareness	27
	11.3	No reliance	27
	11.4	Maximum and minimum amounts	27
	11.5	Time limits	28
	11.6	Recovery under other rights and reimbursement	29
	11.7	No double claims	29
	11.8	General Limitations	29
	11.9	Tax Claims	30
	11.10	Payments affecting the Purchase Price	30
	11.11	Tax effect of Claims	31
	11.12	Independent Limitations	31

12	Procedures for dealing with Claims		31

	12.1	Notice of Claims	31
	12.2	Third Party Claims	32
	12.3	Tax Demands	33
	12.4	Tax Dispute Resolution Clause	34
	12.5	Dealing with Claims	35

13	Buyer Warranties		36

	13.1	Buyer Warranties	36
	13.2	Independent Warranties	36
	13.3	Reliance	36

14	Period after Completion		36

	14.1	Appointment of proxy	36

15	Protection of the Business		36

	15.1	Non-Compete	36
	15.2	No Solicitation of Customers	37
	15.3	No Solicitation of Employees or Agents	37
	15.4	Severability	37
	15.5	Acknowledgment	37
	15.6	Acquisitions	37
	15.7	Conduct by Seller Group Members (including the JV) operating in Australia	38

16	Confidentiality and announcements		38

	16.1	Agreed announcement	38
	16.2	Confidentiality	38

Contents 2

Contents

17	Duties, costs and expenses		39
	17.1	Duties	39
	17.2	Costs and expenses	39

18	GST		40

	18.1	Definitions	40
	18.2	GST	40
	18.3	Tax invoices	40
	18.4	Reimbursements	40
	18.5	Information, returns and accounting to end GST Group	40
	18.6	Supplies between former members of the GST Group	41

19	Guarantee by Seller’s Guarantor		41

	19.1	Guarantee and indemnity	41
	19.2	Extent of guarantee and indemnity	41
	19.3	Principal and independent obligation	42
	19.4	Continuing guarantee and indemnity	42
	19.5	No withholdings	42
	19.6	Currency	42
	19.7	No set off	43
	19.8	Seller’s Guarantor’s Liability	43
	19.9	Payments by the Seller’s Guarantor	43

20	Guarantee by Buyer’s Guarantor		43

	20.1	Guarantee and indemnity	43
	20.2	Extent of guarantee and indemnity	43
	20.3	Principal and independent obligation	44
	20.4	Continuing guarantee and indemnity	44
	20.5	No withholdings	44
	20.6	Currency	44
	20.7	No set off	44
	20.8	Buyer’s Guarantor’s Liability	45

21	General		45

	21.1	How and where Notices may be sent	45
	21.2	Email not to be used	45
	21.3	When Notices are taken to have been given and received	45
	21.4	Governing law and jurisdiction	45
	21.5	Service of process	45
	21.6	Prohibition and enforceability	46
	21.7	Waivers and variation	46
	21.8	Assignment	46
	21.9	Further assurances	46
	21.10	Approvals and consent	46
	21.11	Remedies cumulative	47
	21.12	Counterparts	47
	21.13	Severability	47
	21.14	No merger	47
	21.15	Entire Agreement	47
	21.16	Default Interest	47
	21.17	Benefits held on trust	47
	21.18	Contra proferentem excluded	48
	21.19	Attorneys	48
	21.20	No withholdings	48

Contents 3

Contents

Schedules

Notice details	50

Warranties	52

Buyer Warranties	71

Completion Steps	73

Pro forma Completion Accounts

Completion Accounts

Determination of Working Capital

Structure Diagram

Properties

Business Intellectual Property

Business names

Third Party Intellectual Property

Specified Executives

[Not used]

Target Entities

Key Contracts

Signing page	77

Contents 4

Share sale agreement

Date ▶ May 25, 2011

Between the parties

Seller	GBC Australia Pty Ltd

ACN 000 526 376 of Unit 1, Block Q, Regents Park Estate Park Road, Regents Park NSW 2143 Australia

(Seller)

Seller’s Guarantor	ACCO Brands Corporation

of 300 Tower Parkway, Lincolnshire IL 60069, United States of America

(Seller’s Guarantor)

Buyer	Neopost Holdings Pty Ltd

ACN 151 079 793 c/- Roussety Am & Co 120 St Kilda Road, St Kilda VIC 3182 Australia

(Buyer)

Buyer’s Guarantor	NEOPOST S.A.

113 Rue Jean Marin Naudin
92220 BAGNEUX
France

(Buyer’s Guarantor)

Recitals	1 The Seller owns the Sale Shares.

2 The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms and conditions of this agreement.

3 The Seller’s Guarantor has agreed to guarantee the Seller’s obligations on the terms and conditions of this agreement.

4 The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations on the terms and conditions of this agreement.

The parties agree as follows:

1	Definitions, interpretation and agreement components

1.1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning
Accounting Standards

1       the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia); and

2 if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

Accounts	in respect of each Target Entity the audited balance sheet of that Target Entity as at the Accounts Date, the audited profit and loss account of that Target Entity for the year ending on the Accounts Date and the audited cash flows of that Target Entity for the year ending on the Accounts Date.

Accounts Date	31 December 2010.

Adjustment Amount	the meaning given in clause 8.2.

ASIC	the Australian Securities and Investments Commission.

Authorisation	means any approval, licence, consent, authority or permit, including for the avoidance of doubt:

1 any authorisation under the Australian Postal Corporation Act 1989 (Cth);

2 any authorisation under the Postage Meters and Franking Machines: Conditions of use, September 2008; and

3 the Australia Post Terms and Conditions.

Business	except for participating in the JV, the business carried out by the Target Entities for the 12 months prior to and at the time of Completion.

1 0BDefinitions, interpretation and agreement components

Term	Meaning
Business Day	a day on which banks are open for business in Sydney, other than a Saturday, Sunday or public holiday in that city.

Business Intellectual Property

1       the Intellectual Property Rights set out in Schedule 10; and

2       any other Intellectual Property Rights used in or relating to the Business,

including any divisionals to any registrations or applications, any right to file further applications and the right to take action against Third Parties for infringement of any rights relating to that intellectual property, misleading or deceptive conduct or passing off, whether occurring before or after the date of this agreement, but excluding the Third Party Intellectual Property.

Business Records	all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by a Target Entity or the property of a Target Entity and any source material used to prepare them.

Buyer Group	the Buyer and each of its Related Bodies Corporate (other than the Target Entities) and Buyer Group Member means any member of the Buyer Group.

Buyer Warranties	the representations and warranties in Schedule 3.

Buyer’s Consolidated Group	the Consolidated Group of which the Buyer is a member.

Buyer’s Head Company	the Head Company of the Buyer’s Consolidated Group.

Claim	any claim, Demand, legal proceedings or cause of action including any claim, Demand, legal proceedings or cause of action:

1 based in contract (including, breach of Warranty);

2 based in tort (including misrepresentation or negligence);

3 under common law; or

4 under statute,

in any way relating to this agreement or the Sale and includes a claim, demand, legal proceedings or cause of action arising from a breach of Warranty, or under an indemnity in this agreement.

Company	GBC Fordigraph Pty Ltd (ACN 072 349 949).

Completion	completion of the sale and purchase of the Sale Shares under clause 6.

1 0BDefinitions, interpretation and agreement components

Term	Meaning
Completion Accounts	the accounts prepared as at 5.00pm on the Effective Date in accordance with Schedule 6 and in the format set out in Schedule 5.

Completion Date	the date on which Completion occurs.

Completion Payment	$53.3 million.

Completion Steps	the steps that each party must carry out which are set out in Schedule 4.

Condition	a condition in clause 2.1.

Confidential Information

1       know-how, trade secrets, ideas, concepts, product formulations, recipes, bills of material, terms of trade, bills of records, processes, inventions, methods, technical and operational information used or held in relation to the Business including in relation to any product development and any other information relating to the Business Intellectual Property;

2 information concerning the affairs or property of the Business or any business, property or transaction in which the Business may be or may have been concerned or interested;

3 details of the customers or suppliers to the Business; and

4 any other confidential information relating to the Business.

Confidentiality Agreement	the confidentiality agreement dated 11 June 2010 between ACCO Brands Corporation and Neopost S.A.

Consolidated Group	a Consolidated Group or a MEC group as those terms are defined in section 995-1 of the ITAA 1997.

Corporations Act	the Corporations Act 2001 (Cth).

Cut Off Date	1 July 2011.

Demand	a written notice of, or demand for, an amount payable.

Disclosure Materials

1       all documents and information which were at close of business on 23 May 2011 contained in the online data room accessed via internet link https://services.intralinks.com/login/ and made available to the Buyer, its representatives or advisers, the indices for which materials have been initialled for identification by the Buyer’s solicitors on behalf of the Buyer and by the Seller’s solicitors on behalf of the Seller;

1 0BDefinitions, interpretation and agreement components

Term	Meaning

2       all written answers given to written questions submitted by the Buyer, its representatives or advisers as part of the question and answer process including those answers provided via the on-line data room referred to above and by email correspondence with the Buyer’s legal counsel.

Disputed Matters	is defined in clause 2.2(b)(1) of Schedule 6.

Disputing Action	in respect of Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Distribution Agreement	the distribution agreement between ACCO Brands USA LLC and GBC/Fordigraph Pty Limited in the form agreed between the parties and initialled for identification.

Domain Name Licences	1 the domain name licences set out in Schedule 12; and 2 the domain name licences in respect of the domain name registrations registered to a Target Entity or used in the Business.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Effective Date	31 May 2011.

Effective Working Capital	an amount equal to the Working Capital of the Company at the Effective Date (for the avoidance of doubt determined on the basis set out in Schedule 7) as derived from the final Completion Accounts (as adjusted by the Expert’s Report, if applicable).

Employee	an employee of a Target Entity as at the date of this agreement including any person who becomes an employee of a Target Entity between the date of this agreement and Completion who in either case remains employed by a Target Entity immediately before Completion.

Encumbrance	an interest or power:

1 reserved in or over an interest in any asset including any retention of title; or

1 0BDefinitions, interpretation and agreement components

Term	Meaning
2 created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes (but is not limited to) any agreement to grant or create any of the above. It also includes any security interest within the meaning of section 12(1) of the Personal Property Securities Act 2009 (Cth).

Excluded Warranties	Warranty 1.1, 1.2, 1.3, and 2.1 to 2.7 inclusive.

Exit Payment	a payment in accordance with the Seller’s Tax Sharing and Tax Funding Agreement and pursuant to section 721-35 of the ITAA 1997, as required to be made before Completion by clause 5.7.

Expert	is defined in clause 2.4(b) of Schedule 6.

Expert’s Report	has the meaning given in clause 2.4(c) of Schedule 6.

Freehold Properties	the freehold real estate listed in Part 1 of Schedule 9.

GBC Consolidated Group	the Tax Consolidated Group of which the Target Entities were a member and of which the Seller was the Head Company.

Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Group Liability	has the same meaning as that term is defined in section 721-10(1)(a) of the ITAA 1997.

Group Liability Date	the date Group Liability becomes due and payable.

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Group	has the same meaning as that term is defined in the GST Act.

GST Law	has the same meaning as in the GST Act.

1 0BDefinitions, interpretation and agreement components

Term	Meaning
Head Company	has the same meaning as that term is defined in section 995-1 of the ITAA 1997.

Immediately Available Funds	cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Indemnity Claim	a claim brought by the Buyer under clause 10.8.

Intellectual Property Rights

all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, semi-conductor, circuit and other eligible layouts, copyright and analogous rights, trade secrets, know how, processes, concepts, confidential information and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time.

Intercompany Loan	the loan (including accrued interest) by the Company to ACCO Australia Pty Limited, having a book value at the date of this agreement of $15.7 million.

Interest Rate	the daily 11.00am cash rate quoted on Reuters page RBA30.

ITAA 1936	the Income Tax Assessment Act 1936 (Cth).

ITAA 1997	the Income Tax Assessment Act 1997 (Cth).

JV	the Pelikan Artline Joint Venture carried on by Pelikan Artline Pty Limited as agent for the joint venturers, being Columbia Pelikan Pty Limited and the Seller.

Key Contracts	the contracts and agreements listed in Schedule 16.

Last Payment Date	is defined in clause 8.3.

Leasehold Properties	the properties leased by the Seller under the Property leases.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

1 0BDefinitions, interpretation and agreement components

Term	Meaning
Material Adverse Effect

1       when used in a Warranty in relation to a Target Entity, an adverse effect of more than 10% on the financial condition of the Target Entity (when compared to what the financial condition, operations or prospects of the Target Entity would be if the Warranty were true);

2       when used in all other cases in relation to a Target Entity, an adverse effect of more than 10% on the financial condition of the Target Entity as a whole.

Material Authorisations	is defined in Warranty 11.6.

Proceedings	is defined in Warranty 11.1.

Parent Guarantees

any guarantees, indemnities, charges or other securities given by a Seller Group Member to a Third Party to better secure the performance of a Target Entity or required for the benefit of a Target Entity.

Properties	the Freehold Properties and Leasehold Properties.

Property Leases	the real estate leases (and licences) listed in Part 2 of Schedule 9.

Protected Business

any business in the Restricted Area that is the same or substantially the same as the Business as carried on at Completion, being a business which principally distributes its products to End Customers (as defined in the Distribution Agreement).

Purchase Price	the Completion Payment plus or minus the Adjustment Amount (if any) and any other adjustments required under this agreement.

Related Body Corporate	has the meaning given in section 9 of the Corporations Act.

Restricted Area	each of: 1 Australia; 2 New Zealand; 3 Papua New Guinea; 4 the Solomon Islands and other Pacific Islands.

Restricted Period	the period from Completion up to the expiration of: 1 3 years from the Completion Date;

1 0BDefinitions, interpretation and agreement components

Term	Meaning
2 2 years and 6 months from the Completion Date;

3 2 years from the Completion Date;

4 1 year and 6 months from the Completion Date;

5 1 year from the Completion Date;

6 6 months from the Completion Date.

Review Period	is defined in clause 2.1 of Schedule 6.

Sale	the sale and purchase of the Sale Shares in accordance with clause 6.

Sale Shares	all of the issued share capital in the Company.

Seller Group	the Seller and each of its Related Bodies Corporate (other than the Target Entities) and Seller Group Member means any member of the Seller Group.

Seller’s Consolidated Group	the Consolidated Group of which the Seller and any of the Target Entities are members.

Seller’s GST Group	the GST Group which includes the Seller as a member.

Seller’s Head Company	the Head Company of the Seller’s Consolidated Group.

Seller’s Report	is defined in clause 2.2 of Schedule 6.

Seller’s Tax Sharing and Tax Funding Agreement	the ACCO Brands Australia Holding Group Tax Sharing and Funding Deed entered into by the Seller’s Head Company and each Target Entity and others dated 28 April 2010.

Specified Executives	The persons listed in Schedule 13.

Subsidiary Guarantees

the guarantees, indemnities, charges or other securities listed in Schedule 14 and any other guarantees, indemnities, charges or other securities given by a Target Entity to a Third Party to better secure the performance of a Seller Group Member or required for the benefit of a Seller Group Member.

Substantial Customer	a customer accounting for more than 5% of the sales of the Target Entities in the financial year ended on the Accounts Date.

1 0BDefinitions, interpretation and agreement components

Term	Meaning
Substantial Supplier	a supplier accounting for more than 5% of the purchases of the Target Entities in the financial year ended on the Accounts Date.

Substantial Target Entity	the Target Entities marked with an asterisk in Schedule 15.

Systems	is defined in Warranty 10.

Target Entities	each of the entities listed in Schedule 15.

Target Working Capital	$8.145 million.

Tax	any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty. For the avoidance of doubt:

1 Tax also includes an amount payable to the Commissioner of Taxation with respect to a Group Liability of a Consolidated Group for the period up to and including Completion; and

2 Tax does not include the Exit Payment required under clause 5.7.

Tax Claim	arising under the indemnity in clause 10.5 or from a breach of a Tax Warranty, or under the indemnity in clause 11.10(c).

Tax Cost	all reasonable costs, and expenses incurred in:

1 managing an inquiry; or

2 conducting any Disputing Action in relation to a Tax Demand, in relation to Tax or Duty, but does not include a Tax or Duty.

Tax Demand

1       a Demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty for which the Seller or the Seller’s Guarantor may be liable under this agreement;

2       any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to claim any Tax or Duty;

3       a notice to a contributing member of a Consolidated Group given under section 721-15(5) or (5A) of the ITAA 1997; or

1 0BDefinitions, interpretation and agreement components

Term	Meaning
4 lodgement of a tax return or a request for an amendment under a law about self-assessment of Tax.

Tax Expert	a person agreed by the Buyer and the Seller, or if they cannot agree, the parties will promptly request the National President of the Taxation Institute of Australia to appoint an independent expert.

Tax Funding Agreement

any agreement where a Target Entity may be required to pay an amount to the Seller’s Head Company to pay a Group Liability or to reimburse the Seller’s Head Company after payment of the Group Liability.

Tax Invoice	includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit.

Tax Law	any law relating to either Tax or Duty as the context requires.

Tax Payor	is defined in clause 12.3.

Tax Review Period	5 Business Days before the due date for payment of the Tax Demand.

Tax Sharing Agreement	an agreement contemplated by section 721-25 of the ITAA 1997.

Tax Warranties	Warranty 15.

Tax Relief	any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law.

Termination Event	any of the following events:

1       Encumbrance: a holder of an Encumbrance granted by the Seller or the Seller’s Guarantor enforces that Encumbrance against the whole or substantially the whole of the property of the Seller or the Seller’s Guarantor, or takes possession of the whole or any substantial part of the undertaking or property of any member of the Seller Group;

2       Warranty breach: a breach of Warranty occurring before Completion that would result in or would reasonably be likely to result in a Loss claimable by the Buyer in excess of $5,300,000 or would have a Material Adverse Effect on the financial condition or operations of any Target Entity; or

3       Material Adverse Changes: a change to the Business, the financial or trading position of the Target Entities or the operations or assets of the Target Entities since the date of this agreement and before Completion that has, or is reasonably likely to have, a Material Adverse Effect on any Target Entity;

1 0BDefinitions, interpretation and agreement components

Term	Meaning
4 Material breach of the agreement: the Seller materially breaches or does not materially fulfil its obligations under this agreement.

Third Party	any person or entity (including a Governmental Agency) other than a Seller Group Member, a Buyer Group Member or a Target Entity.

Third Party Claim	any claim, Demand, legal proceedings or cause of action made or brought by a Third Party, other than a Tax Demand.

Third Party Intellectual Property

1       the Intellectual Property Rights listed in Schedule 12; and

2       any other Intellectual Property Rights used by a Target Entity in the conduct of, or forming part of, the Business that are owned by a person other than a Target Entity.

Trade Mark Licence

the Trade Mark Licence Deed between General Binding Corporation and the Company in respect of the licensing to the Company of certain GBC trade marks, in the form agreed between the parties and initialled for identification.

Transaction Agreements	1 the Distribution Agreement; and 2 the Trade Mark Licence.

Warranties	the representations and warranties in Schedule 2.

Working Capital	the working capital of the Company determined in accordance with the principles set out in Schedule 7.

1.2	Interpretation

In this agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

2 Conditions for Completion

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(k)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(l)	If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(m)	If an event must occur on a stipulated day that is not a Business Day then the stipulated day will be taken to be the next Business Day.

(n)	A reference to time is a reference to Sydney time.

(o)	A reference to any thing (including, any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them.

(p)	A reference to $ is to Australian currency unless denominated otherwise.

1.3	Inclusive expressions

Specifying anything in this agreement after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.5	Agreement components

This agreement includes any schedule.

2	Conditions for Completion

2.1	Conditions precedent

Clauses 4 and 6 do not become binding on the parties and are of no force or effect unless and until each of the following Conditions have been satisfied or waived in accordance with clause 2.4:

(a)	Execution of Transaction Agreements: The Buyer and the relevant Seller Group Members execute the Transaction Agreements at or before Completion.

(b)	Distribution of JV interest: The Company has:

(1)	satisfied its obligations under clause 5.8; and

2 Conditions for Completion

(2)	provided evidence to the reasonable satisfaction of the Buyer that the transfer of the JV interests contemplated by clause 5.8 does not constitute a return or reduction of capital on the part of the Company.

(c)	Distribution of Intercompany Loan: each of the following has occurred:

(1)	the Seller (as the Company’s sole member) has approved the assignment of the Intercompany Loan to the Seller by way of return of capital in accordance with Part 2J of the Corporations Act, following all relevant documentation in respect of the proposed resolution having been lodged with ASIC;

(2)	the Company has lodged with ASIC a copy of the member’s resolution approving the return of capital in accordance with Part 2J of the Corporations Act;

(3)	14 days have expired following the date of the lodgement of the member’s resolution; and

(4)	assignment of the Intercompany Loan to the Seller has taken effect in accordance with clause 5.8,

in each case in terms and in a manner acceptable to the Buyer, acting reasonably.

(d)	Repayment of debt and discharge of Encumbrances: The Seller identifying all:

(1)	existing loans between a Seller Group Member and a Target Entity and procuring that all payments are made and such other actions are taken as may be necessary to ensure the payment in full of loan balances between any Seller Group Members (on the one hand) and any Target Entities (on the other hand);

(2)	existing loans or banking facilities between a Target Entity and a third party and procuring that all payments are made and such other actions are taken as may be necessary to ensure the payment in full of loan balances or banking facilities between any Target Entity and the third party financier, and the full and final release of the Target Entities from all obligations and liabilities under or in respect of any documents entered into in connection with such loans or banking facilities;

(3)	Encumbrances granted by a Seller Group Member or a Target Entity over the assets of, or securities issued by, a Target Entity, and procuring the release and discharge of all such Encumbrances, including deeds of release as well as all necessary registration forms, and otherwise providing evidence of such releases and discharges in customary form and on terms reasonably satisfactory to the Buyer;

(4)	guarantees (including any cross guarantees for the purpose of Australian Securities and Investments Commission Class Order [CO 98/1418]), indemnities, or guarantees and indemnities granted by the Seller, the Seller’s Guarantor or a Target Entity and procuring the release and discharge of the Company from all such guarantees, indemnities or guarantees and indemnities, including deeds of release as well as all necessary registration forms, and otherwise providing evidence of such releases and discharges in customary form and in terms reasonably satisfactory to the Buyer.

(e)	Change in control consents for Key Contracts: Change in control consents being obtained, either unconditionally or on conditions that do not impose costly or restrictive obligations on the Buyer, from the relevant counterparties under the Key Contracts.

2.2	Notice

Each party must promptly notify the others in writing if it becomes aware that any Condition in clause 2.1 (Conditions precedent) has been satisfied or has become incapable of being satisfied.

3 Termination

2.3	Reasonable endeavours

(a)	The Buyer must use all reasonable endeavours to ensure that the Conditions in clause 2.1 are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	The Seller must use all reasonable endeavours to ensure that the Conditions in clause 2.1 are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(c)	Each party must keep the other parties informed of the progress towards satisfaction of its obligations under clause 2.1 (as applicable).

(d)	Each party must provide all reasonable assistance to the others as is necessary to satisfy the Conditions.

(e)	The Seller must provide all information as may be reasonably requested by the Buyer in connection with any notices and applications for approval.

2.4	Waiver

The Condition in clause 2.1 are for the benefit of both the Seller and the Buyer and may only be waived by written agreement between the Seller and the Buyer.

2.5	Cut Off Date

A party may, by not less than 2 Business Days’ notice to the other, terminate this agreement at any time before Completion if:

(a)	the Conditions in clause 2.1 are not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date; or

(b)	the Conditions in clause 2.1 become incapable of satisfaction or the parties agree that any of the Conditions in clause 2.1 cannot be satisfied;

2.6	No binding agreement for transfer

For the avoidance of doubt, nothing in this agreement will cause a binding agreement for the transfer of shares or the sale of assets to arise unless and until the Conditions in clause 2.1 have been satisfied or waived in accordance with clause 2.4 and no person will obtain rights in relation to shares as a result of this agreement unless and until those Conditions have been satisfied.

3	Termination

3.1	Termination by the Buyer

Subject to clause 3.5, the Buyer may terminate this agreement at any time before Completion by notice in writing to the Seller if:

(a)	an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Seller’s Guarantor, the Seller or any Substantial Target Entity;

(b)	a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Seller’s Guarantor, the Seller or any Substantial Target Entity; or

3 Termination

(c)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Seller’s Guarantor, the Seller or any Substantial Target Entity; or

(d)	a Termination Event occurs.

3.2	Termination by the Seller

The Seller may terminate this agreement at any time before Completion by notice in writing to the Buyer if:

(a)	an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Buyer;

(b)	a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Buyer; or

(c)	a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Buyer.

3.3	Effect of termination

If this agreement is terminated under clause 2.5, clause 3.1, clause 3.2, or clause 7.3(b), then:

(a)	the parties will procure that each Transaction Agreement (if permitted by the terms of that contract) that has already been executed is terminated in accordance with its terms;

(b)	each party is released from its obligations to further perform its obligations under this agreement and the Transaction Agreements, except those expressed to survive termination;

(c)	each party retains the rights it has against the others in respect of any breach of this agreement occurring before termination;

(d)	the Buyer must return to the Seller all documents and other materials obtained from the Seller in accordance with the terms of the Confidentiality Agreement; and

(e)	the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions, interpretation and agreement components);

(2)	clause 2 (Conditions for Completion);

(3)	clause 3 (Termination);

(4)	clause 16 (Confidentiality and announcements);

(5)	clause 17 (Duties, costs and expenses);

(6)	clause 18 (GST);

(7)	clause 20 (Guarantee by Buyer’s Guarantor); and

(8)	clause 21 (General).

3.4	No other right to terminate or rescind

No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before Completion) except as permitted under clause 2.5, clause 3.1, clause 3.2, or clause 7.3(b).

4 Sale and purchase

3.5	Additional actions on the occurrence of a Termination Event

(a)	If the Buyer becomes aware that a Termination Event has occurred, it must notify the Seller in writing, setting out in reasonable detail the circumstances of the Termination Event and advising the Seller whether it would like to terminate this agreement under clause 3.1(d) on the grounds of that Termination Event.

(b)	Following receipt of a notice under clause 3.5(a), the parties must discuss in good faith what steps or actions (if any) they will accept as full remediation of the effect of the Termination Event and the quantification of the Loss suffered or incurred by the Buyer or decrease in the value of the Sale Shares resulting from the Termination Event.

(c)	The Buyer must allow the Seller a reasonable and adequate opportunity to remedy the effect of the Termination Event and, if the Termination Event is remedied, Completion will take place on the later of:

(1)	the scheduled date for Completion under clause 7.1; and

(2)	10 Business Days after the date of the notice under clause 3.5(a) or such other time and date as the parties agree.

(d)	If:

(1)	the Seller fails to remedy the effect of the Termination Event by the date for Completion under clause 3.5(c); and

(2)	the parties cannot reach agreement on what steps or actions will constitute full remediation of a Termination Event, or the quantification of the relevant Loss or decrease in the value of the Sale Shares, within 15 Business Days after the date of the notice under clause 3.5(a), then the Buyer may terminate this agreement by sending a second notice in writing to the Seller, with effect from the receipt of that second notice.

(e)	Apart from their obligations under this clause 3.5 and clause 3.3 (if applicable), no party is under any obligation to take any action or step in response to the occurrence of a Termination Event.

4	Sale and purchase

4.1	Sale Shares

On the day for Completion determined under clause 7.1, the Seller must sell, and the Buyer must buy, the Sale Shares for the Purchase Price free and clear of all Encumbrances.

4.2	Associated Rights

(a)	The Seller must sell the Sale Shares to the Buyer together with all rights:

(1)	attached to them as at the date of this agreement; and

(2)	that accrue between the date of this agreement and Completion.

5 Period before Completion

4.3	Purchase Price

(a)	The consideration for the sale of the Sale Shares is the payment by the Buyer of the Purchase Price to the Seller.

(b)	The Purchase Price must be paid as follows:

(1)	the Completion Payment is payable by the Buyer on Completion in accordance with clause 4.4 and clause 7; and

(2)	any adjustments to the Purchase Price are payable in accordance with the relevant provisions of this Agreement.

4.4	Payments on Completion

On Completion, the Buyer must pay the Completion Payment to the Seller in Immediately Available Funds without counter-claim, deduction or set-off.

4.5	Title and risk

(a)	Subject to clause 2.6, title to and risk in the Sale Shares passes to the Buyer on Completion.

(b)	The parties acknowledge that, as a result of operation of the Adjustment Amount, risk will pass to the Buyer with effect from the Effective Date. Subject to Completion (and subject to the terms of this agreement) it is intended that the Buyer will have the benefit of all profits, and carry the risk of all losses, of the Company from the Effective Date.

5	Period before Completion

5.1	Carrying on of business

(a)	Subject to clause 5.2, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must ensure that the business of the Target Entities is conducted materially in the ordinary course and, in particular, that no Target Entity carries out any of the following proscribed actions, except with the prior written consent of the Buyer:

(1)	enter into any contract or commitment requiring it to pay more than $50,000 or more than $10,000 per annum for more than 5 years other than in the ordinary course of business or to fit out its new Brisbane premises (for an amount in excess of A$265,000);

(2)	acquire or dispose of any assets (other than the sale or purchase of stock in the ordinary course of business), whose aggregate value exceeds $10,000, other than in the ordinary course of business or to fit out its new Brisbane premises (for an amount in excess of A$265,000);

(3)	engage any new permanent employee with a total annual remuneration in excess of $50,000;

(4)	terminate (other than for misconduct) or encourage the resignation of any Employee,

(5)	change the terms of employment (including remuneration or other benefits but excluding the May 2011 pay review) of any of the Employees in any material respect;

5 Period before Completion

(6)	any Seller Group Member cancel any existing insurance policy in the name of or for the benefit of the Target Entity unless a replacement policy (on terms no less favourable to the Target Entity, if available in the market place) has been put in place;

(7)	defer any capital expenditure or undertake any capital expenditure that is in excess of $50,000 other than to fit out its new Brisbane premises (at an estimated capital cost of A$265,000);

(8)	vary, terminate or fail to renew any of its contracts, Authorisations or commitments, except in the ordinary course of business;

(9)	create an Encumbrance over any of its assets;

(10)	enter into any licence, or other agreement relating to the Business Intellectual Property or terminate any agreement in relation to the Third Party Intellectual Property;

(11)	change any accounting method, practice or principle used by it;

(12)	distribute or return any capital to its members or otherwise reduce its capital;

(13)	buy back any of its shares;

(14)	pay any dividends or make any other distributions of its profits (except for the transfer of the JV interest and Intercompany Loan in accordance with clause 5.8);

(15)	issue any shares, options or securities that are convertible into shares in that Target Entity;

(16)	make any change to its policy or manner of collection of receivables; and

(17)	alter its constitution;

(18)	revalue its assets;

(19)	repay any shareholder loans or advances;

(20)	make upgrades to its AS400 operating system for an amount in excess of $50,000; or

(21)	loan to, borrow from or enter into any other agreement or arrangement with a Seller Group Member or increase the amount of the Intercompany Loan,

and the Seller must promptly notify the Buyer of any abnormal or unusual events with respect to the Business or the occurrence of any event outside the ordinary course of business which in all reasonable likelihood could result (or has actually resulted) in a Material Adverse Effect.

(b)	If, on or before Completion, a party becomes aware of any breach or potential breach of clause 5.1 it must:

(1)	notify the other party of the breach or the potential breach and provide the other party with reasonable details of the alleged breach or potential breach;

(2)	without prejudice to clause 3.1, consult with the other party as to the effect of the alleged breach or potential breach; and

(3)	must take steps to remedy any breach in the foregoing.

(c)	The Buyer must allow the Seller or the relevant Target Entity (as the case may be) a reasonable and adequate opportunity to remedy the alleged breach or potential breach of clause 5.1.

5 Period before Completion

5.2	Opex distribution contract

The Buyer and the Seller must use reasonable endeavours to effect the transfer of the distribution contract with Opex Corporation to the Buyer.

5.3	Permitted acts

Nothing in clause 5.1 restricts the Seller or any Target Entity from doing any of the following permitted actions:

(a)	(Transaction Agreement): that is expressly permitted in this agreement or any Transaction Agreement;

(b)	(Emergencies): to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c)	(Legal obligations): that is necessary for a Target Entity to meet its legal or contractual obligations;

(d)	(Ordinary course of business): in the ordinary and usual course of carrying out its business;

(e)	(Buyer approval): expressly approved by the Buyer.

5.4	Access

(a)	During the period between the date of this agreement up to the earlier of Completion and termination of this agreement, the Seller must ensure that the Buyer and a reasonable number of persons authorised by the Buyer:

(1)	are given reasonable, non-disruptive access during normal business hours and on reasonable notice, to inspect the assets, premises, books and records of the Target Entities; and

(2)	have reasonable access to senior management of the Target Entities,

for the sole purpose of planning the integration of the Target Entities with the Buyer Group following Completion.

(b)	The Buyer:

(1)	must not direct, manage or control the conduct of any Target Entity or of any employee of a Target Entity, or otherwise impede the conduct of the Business, at any time before Completion (except as provided for in this agreement, including in clause 5.1); and

(2)	must ensure that any persons provided with the access referred to in clause 5.4(a) comply with the reasonable requirements of the Target Entities or any relevant Third Party in respect of the access and do not interfere with the business or operations of the Target Entities.

(c)	The parties must ensure that, as soon as possible after the execution of this agreement, their representatives meet and use their best endeavours to determine the most appropriate method of implementing the steps required to ensure a smooth integration of the Target Entities with the Buyer Group following Completion.

5.5	Parent Guarantees

(a)	Before Completion the Seller, the Company and the Buyer must take all reasonable steps to ensure that, effective from Completion, each Seller Group Member is released from any actual, contingent or accrued liabilities under a Parent Guarantee given by it. For the purposes of this clause 5.5, ‘reasonable steps’ includes the Buyer or (at the request of the relevant Third Party) another Buyer Group Member providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Parent Guarantee. In the event that any Parent Guarantee is not released on the Completion Date, the Buyer must procure that the Company ensures the release within 30 Business Days after the Completion Date.

5 Period before Completion

(b)	If a Seller Group Member has not been released from a Parent Guarantee in accordance with clause 5.5(a) by Completion, the Buyer must pay the Seller an amount (if any) equal to any Loss that the Seller Group Member pays, suffers, incurs or is liable for under or in relation to that Parent Guarantee after Completion except where that Loss arises directly from any act or failure to act of the Company or the Seller before Completion where that act or failure to act was directed by or directly caused by the Seller.

5.6	Subsidiary Guarantees

(a)	Before Completion the Seller and the Buyer must take all reasonable steps to ensure that, effective from Completion, each Target Entity is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it. For the purposes of this clause 5.6, ‘reasonable steps’ includes the Seller or (at the request of the relevant Third Party) another Seller Group Member providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Subsidiary Guarantee.

(b)	If a Target Entity has not been released from a Subsidiary Guarantee in accordance with clause 5.6(a) by Completion, the Seller must pay the Buyer an amount equal to any Loss that the Target Entity pays, suffers, incurs or is liable for under or in relation to that Subsidiary Guarantee after Completion.

5.7	Target Entity a member of a consolidated group

The Seller must:

(a)	not less than 7 Business Days before Completion (or other agreed date) notify or procure that the Seller’s Head Company notify the Buyer of any elections or choices made, or to be made, in forming the Seller’s Consolidated Group that the Seller reasonably considers will, or might reasonably be expected to, impact on the Tax position of the Target Entity;

(b)	at least 5 Business Days prior to Completion provide the Buyer with a draft calculation of the Exit Payment for each Target Entity, for the Buyer’s review;

(c)	procure that each Target Entity pay the relevant Exit Payments to the Seller’s Head Company at least one Business Day prior to Completion; and

(d)	procure that, before Completion, the Seller’s Head Company releases each Target Entity from its obligations under the Seller’s Tax Sharing And Tax Funding Agreement, on such terms as the Buyer may reasonably request.

5.8	Transfer of JV interest and Intercompany Loan

The Seller must ensure that, on or before Completion, the Company transfers to the Seller:

(a)	all the Company’s interest in the JV (including its shareholding in Pelikan Artline Pty Limited) by way of dividend in specie on terms acceptable to the Buyer, acting reasonably; and

(b)	the Intercompany Loan by way of return of capital on terms acceptable to the Buyer, acting reasonably.

6 Transitional arrangements

5.9	Termination of existing arrangements

The Seller must ensure that all distribution, licensing and/or royalty arrangements between the Company and any other member of the Seller Group are terminated (without further liability of the Company) at Completion with effect from the Effective Date.

6	Transitional arrangements

(a)	The parties recognise that

(1)	the Company currently uses certain IT and related hardware and software (including telephony backbone systems and email servers) provided by the Seller Group; and

(2)	certain of the Company’s servers are shared with members of the Seller Group.

(b)	The parties will work together in good faith after the date of this agreement to ensure a smooth transition to independent operations in relation to these and any similar shared services.

(c)	Pending full separation the Seller will ensure that:

(1)	the Company is able to continue to use all relevant IT and related hardware and software (including telephony backbone systems and email servers); and

(2)	the relevant Seller Group Members continue to provide the existing IT access and services to the Company following Completion to ensure there is no interruption to the ordinary course operations of the Business. Similarly the Company will continue to provide server access during the transition period.

(d)	The parties intend that full separation will be effected within 6 months after Completion.

7	Completion

7.1	Time and Place

Subject to clause 2, Completion must take place at the office of Freehills at Level 38, MLC Centre, 19-29 Martin Place, Sydney, at 11 am on the day that is 2 Business Days after satisfaction or waiver of the Conditions in clause 2.1, or such other place, time and date as the Seller and Buyer agree.

7.2	Completion

(a)	On or before Completion, each party must carry out the Completion Steps referable to it in accordance with Schedule 4.

(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 7 and Schedule 4.

7.3	Notice to complete

(a)	If a party (Defaulting Party) fails to satisfy its obligations under clause 7.2 and Schedule 4 on the day and at the place and time for Completion determined under clause 7.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days from the date of the notice and declaring time to be of the essence.

8 Completion Accounts

(b)	If the Defaulting Party fails to satisfy those obligations within those 5 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

7.4	Completion simultaneous

(a)	Subject to clause 7.4(b), the actions to take place as contemplated by this clause 6 and Schedule 4 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)	the Seller and the Buyer must each return to the other all documents delivered to it under clause 7.2(a) and Schedule 4 and must each repay to the other all payments received by it under clause 7.2(a) and Schedule 4, without prejudice to any other rights any party may have in respect of that failure.

(b)	The Buyer may, in its sole discretion, waive any or all of the actions that the Seller is required to perform under clause 2.1 of Schedule 4 and the Seller may, in its sole discretion, waive any or all of the actions that the Buyer is required to perform under clause 2.2 of Schedule 4.

8	Completion Accounts

8.1	Preparation of Completion Accounts

Following Completion the Seller and the Buyer must procure that the Completion Accounts are prepared and finalised in accordance with Schedule 6.

8.2	Purchase Price adjustments following Completion Accounts

(a)	The Adjustment Amount for the purposes of this agreement is the Principal Adjustment Amount determined in accordance with clause 8.2(b) plus (or minus, if negative) the Tax Adjustment Amount determined in accordance with clause 8.2(c).

(b)	The Principal Adjustment Amount is the amount determined as follows:

(EWC – TWC) + EC – $450,000

Where:

EWC	is the Effective Working Capital

TWC	is the Target Working Capital

EC	is the amount of cash of the Company at the Effective Date as set out in the final Completion Accounts (as adjusted by the Expert’s Report, if applicable).

(c)	The Tax Adjustment Amount is the net amount of all assets (eg Tax Relief arising from prepaid expenses) and liabilities that relate to income tax of the Company at the Effective Date as set out in the final Completion Accounts (as adjusted by the Expert’s Report, if applicable), and so that if those liabilities exceed those assets the Tax Adjustment Amount will be a negative amount. However assets and liabilities will only be included in determining the Tax Adjustment Amount to the extent the relevant assets and liabilities have not already been included in calculating the Principal Adjustment Amount.

9 [Not used]

(d)	If the Adjustment Amount is a positive number, the Buyer must pay the Adjustment Amount to the Seller as an adjustment to the Purchase Price.

(e)	If the Adjustment Amount is a negative number, the Seller must pay the Adjustment Amount to the Buyer as an adjustment to the Purchase Price.

8.3	Payment of Adjustment Amount

(a)	If a party is required to make a payment to the other under clause 8.2 , payment must be made in Immediately Available Funds without counter-claim or set-off within 5 Business Days after the finalisation of the Completion Accounts (including the associated derivation of the Adjustment Amount) or Expert’s Report as applicable.

(b)	All amounts payable by a party under clause 8.2 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to and including the earlier of the date of payment or 5 Business Days after the finalisation of the Completion Accounts (including the associated derivation of the Adjustment Amount) or Expert’s Report as applicable (Last Payment Date). If any amount (including any accrued interest) remains unpaid on or after the Last Payment Date, interest under clause 21.16 will apply from and including the Last Payment Date until the date of payment with respect to that amount.

8.4	Additional adjustment – Brisbane flood insurance claims

(a)	The parties acknowledge that the Company has before Completion lodged insurance claims in respect of flood damage to the Company’s facility in Brisbane.

(b)	Following Completion:

(1)	the Buyer must ensure that the Company uses all reasonable endeavours to pursue and conclude the relevant insurance claims as soon as reasonably practicable; and

(2)	the Buyer agrees to pay to the Seller promptly upon receipt from the relevant insurer the net proceeds of the relevant insurance claims as an adjustment to the Purchase Price.

(c)	The Buyer will provide the Seller with all reasonable evidence of the net proceeds of the relevant insurance claims.

9	[Not used]

10	Warranties and indemnities

10.1	Warranties by the Seller

Subject to the qualifications and limitations in clause 11, the Seller represents and warrants to the Buyer that each Warranty is true:

(a)	in respect of each Warranty that is expressed to be given on a particular date, on that date; and

(b)	in respect of each other Warranty, on the date of this agreement and on each day between the date of this agreement and the Completion Date (including immediately before Completion).

10 Warranties and indemnities

10.2	Independent Warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

10.3	Reliance

The Seller and the Seller’s Guarantor respectively acknowledge that the Buyer has entered into this agreement and will complete this agreement in reliance on the Warranties.

10.4	Indemnity for breach of Warranty

(a)	The Seller indemnifies the Buyer, each Target Entity and each Buyer Group Member against, and must pay the Buyer an amount equal to, any Loss suffered or incurred by the Buyer, a Buyer Group Member or a Target Entity in connection with a breach of a Warranty, or arising from the facts, matters or circumstances that make a Warranty untrue, except to the extent that the Warranty or the Seller’s liability for the Loss are limited or qualified under clause 11.

(b)	For the avoidance of doubt, in respect of any breach of Warranty, Loss includes an amount that would be necessary to put the Buyer, Target Entity or Buyer Group Member (as applicable) in the same position as if the Warranty had been true.

(c)	At a minimum, Loss suffered or incurred by the Buyer will be deemed to include Loss suffered or incurred by a Target Entity.

10.5	Tax indemnity

The Seller indemnifies the Buyer and each Target Entity against, and must pay the Buyer or Target Entity the amount of, any:

(a)	Tax or Duty payable by a Target Entity to the extent that Tax or Duty:

(1)	is a Tax or Duty other than income tax and relates to any period, or part period, up to and including the Effective Date;

(2)	is income tax and relates to any period, or part period, up to and including the Completion Date;

(3)	relates directly to the occurrence of an act, transaction or event of a Target Entity occurring on or prior to the Effective Date (or the Completion Date in the case of income tax);

(4)	a failure by a Target Entity to comply with a Tax Law prior to Completion; or

(5)	arises as a result of entry into this agreement or Completion (other than any Duty to be paid by the Buyer under clause 17.1); and

(b)	increase in the Exit Payment as a result of activities of the Company (or of any Seller Group Member) outside the ordinary course of business between the Effective Date and Completion;

(c)	Tax Costs incurred by or on behalf of a Target Entity to the extent those Tax Costs arise from or relate to any of the matters for which the Seller may be liable under clause 10.5(a) or 10.5(b),

except to the extent that the Seller’s liability for the Tax or Duty is limited or qualified under clause 11.

11 Qualifications and limitations on Claims

10.6	Notification of Warranty breaches

The Seller must promptly notify the Buyer if at any time prior to Completion it becomes aware that:

(a)	a Warranty has ceased to be true; or

(b)	an act or event has occurred that would or might reasonably be expected to result in a Warranty ceasing to be true if it were repeated immediately before Completion,

and must also provide the Buyer with details of that fact.

10.7	Undertaking not to make Claims

(a)	Subject to clause 10.7(b), the Seller undertakes to the Buyer and any current or former director, officer or employee of the Buyer or any Buyer Group Member who was at the date of this agreement a director, officer or employee of the Seller or any Seller Group Member or of any Target Entity that neither it nor any Seller Group Member will make a Claim or Demand against any current or former director, officer or employee of the Buyer, of any Buyer Group Member or of any Target Entity in respect of any matter arising in connection with this agreement, including any breach of Warranty.

(b)	Clause 10.7(a) does not apply in relation to any fraud or wilful misconduct of any director, officer or employee.

10.8	JV and Intercompany Loan indemnity

The Seller indemnifies and holds harmless the Buyer, each Target Entity and each Buyer Group Member against, and must pay the Buyer an amount equal to, any Loss suffered or incurred (directly or indirectly) by the Buyer, a Buyer Group Member or a Target Entity in connection with or in relation to:

(a)	the participation by the Company in the JV (including the holding of an interest in the JV and shares in Pelikan Artline Pty Limited), including all Loss in connection with any past, or present actions of Pelikan Artline Pty Limited; or

(b)	the transfer by the Company to a Seller Group Member of all of its interests in the JV (including its shareholding in Pelikan Artline Pty Limited); or

(c)	the transfer by the Company to a Seller Group Member of the Intercompany Loan.

11	Qualifications and limitations on Claims

11.1 Disclosure

(a)	The Buyer acknowledges and agrees that the Seller has disclosed against the Warranties, and the Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are provided for or described in this agreement or a Transaction Agreement; and

(2)	are fairly disclosed in the Disclosure Materials.

(b)	The Warranties (other than the Excluded Warranties) are given subject to the disclosures described in clause 11.1(a). The Seller and the Seller’s Guarantor will have no liability under the Warranties (other than the Excluded Warranties) to the extent that disclosure is made against the Warranties under this clause 11.1.

11 Qualifications and limitations on Claims

(c)	The Buyer must not make a Claim (other than a Claim arising under an Excluded Warranty or an Indemnity Claim), and the Seller will not be in breach of a Warranty (other than an Excluded Warranty), if the facts, matters or circumstances giving rise to such Claim (including the actual or potential consequences of those funds, matters or circumstances) are disclosed under clause 11.1(a).

(d)	For purposes of this clause 11.1, a fact, matter or circumstance is ‘fairly disclosed’ if sufficient information has been disclosed that a sophisticated investor, experienced in transactions of the nature of the Sale, would be aware of the substance and significance of the information and would be aware of the nature and extent of the breach of Warranty.

11.2	Awareness

Where a Warranty is given ‘to the best of the Seller’s knowledge’, or ‘so far as the Seller is aware’ or with a similar qualification as to the Seller’s awareness or knowledge, the Seller will be deemed to know or be aware of a particular fact, matter or circumstance if any of the Specified Executives:

(a)	is aware of that fact, matter or circumstance on the date the Warranty is given; or

(b)	would reasonably be expected to be aware of that fact, matter or circumstance if, on the date the Warranty is given, they had made all reasonable enquiries as to the accuracy of the Warranty.

11.3	No reliance

The Buyer represents and warrants to each Seller Group Member, that:

(a)	at no time has:

(1)	any Seller Group Member or any person on its behalf, made or given; or

(2)	any Buyer Group Member relied on,

any representation, warranty, promise or undertaking in respect of the future financial performance or prospects of the Target Entities or otherwise except those expressly set out in this agreement (including in the Warranties).

(b)	The Buyer represents and warrants to each Seller Group Member, that it has not relied on anything other than the Warranties in agreeing to buy the Sale Shares and, in particular, no representations, warranties, promises, undertakings, statements or conduct in respect of the future financial performance or prospects of the Target Entities or otherwise have:

(1)	induced or influenced the Buyer to enter into, or agree to any terms or conditions of, this agreement;

(2)	been relied on in any way as being accurate by a Buyer Group Member;

(3)	been warranted to a Buyer Group Member as being true; or

(4)	been taken into account by the Buyer as being important to its decision to enter into, or agree to any or all of the terms of, this agreement,

except those expressly set out in this agreement (including in the Warranties).

11.4	Maximum and minimum amounts

(a)	The Seller and the Seller’s Guarantor are not liable under a Claim (other than a Claim under clause 8, a Tax Claim or a Claim arising under an Excluded Warranty) unless the amount finally agreed or adjudicated to be payable in respect of that Claim exceeds $53,300, in which event, subject to clauses 11.4(b), 11.4(c), 11.4(d) and 11.4(e), the Seller and the Seller’s Guarantor are liable for all of that amount including the initial $53,300.

11 Qualifications and limitations on Claims

(b)	The Seller and the Seller’s Guarantor are not liable under a Claim (other than a Claim under clause 8, a Tax Claim, an Indemnity Claim or a Claim arising under an Excluded Warranty) unless the amount finally agreed or adjudicated to be payable in respect of all Claims exceeds $533,000, in which event, subject to clauses 11.4(a), 11.4(c), 11.4(d), the Seller and the Seller’s Guarantor are liable for all of that amount including the initial $533,000.

(c)	The maximum aggregate amount that the Seller and the Seller’s Guarantor are required to pay in respect of all Claims whenever made, other than any Tax Claims, Indemnity Claims or Claims arising under the Excluded Warranties, is limited to 50% of the Purchase Price.

(d)	The maximum aggregate amount which the Seller and the Seller’s Guarantor are required to pay in respect of all Claims (other than Tax Claims) whenever made is limited to the Purchase Price.

(e)	For the purposes of clause 11.4(a):

(1)	Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty; and

(2)	Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

11.5	Time limits

The Seller or the Seller’s Guarantor may only be liable under a Claim if:

(a)	the Buyer does not notify the Seller of the Claim in accordance with clause 12.1(a) within:

(1)	4 years and 30 days after the day of lodgement of the consolidated income tax return for the Seller’s Head Company (of which the Company’s tax computation forms part) for the tax year in which the Completion Date falls; or

(2)	18 months after Completion in all other cases; or

(b)	within 6 months (or such longer period as may be agreed) of the date the Buyer is required to notify the Seller of the Claim under clause 12.1(a):

(1)	the Claim has not been agreed, compromised or settled; and

(2)	the Buyer has not issued and served legal proceedings against the Seller in respect of the Claim.

(c)	Clause 11.5(b) does not apply to a Claim:

(1)	unless and until sufficient Claims have been made that, in aggregate, exceed any relevant threshold referred to in clause 11.4(a). Once the threshold is reached the Buyer shall have 6 months to issue or serve proceedings and if proceedings are not commenced in that 6 month period then clause 11.5(b) will then apply;

(2)	based on a Third Party Claim if that Third Party Claim has not been enforced by the relevant Third Party. Once such Third Party has successfully enforced the Third Party Claim, the Buyer shall have 6 months from the date of recovery of any amount, asset or benefit to issue or serve proceedings and if proceedings are not commenced in that 6 month period then clause 11.5(b) will then apply; or

11 Qualifications and limitations on Claims

(3)	that has been notified within the time periods in clause 11.5(a) but which relates to a liability that is contingent liability that has not become an actual liability and is not due and payable at the time of notification. Once such contingent liability becomes an actual liability and is due and payable, the Buyer shall have 6 months to issue or serve proceedings and if proceedings are not commenced in that 6 month period then clause 11.5(b) will apply.

11.6	Recovery under other rights and reimbursement

(a)	Neither the Seller nor the Seller’s Guarantor is liable under a Claim for any Loss that a Buyer Group Member or a Target Entity recovers, or is compensated for by any other means, from another source whether by way of contract, indemnity or otherwise (including under a policy of insurance, or from a Governmental Agency).

(b)	If a Buyer Group Member or Target Entity is entitled to recover, or be compensated for by any other means, any Loss from another source the Buyer must use its reasonable endeavours to recover or be compensated for or procure that such Loss is recovered or compensated for as soon as practicable from that source so as to reduce as far as possible the Loss that is the subject of any Claim against the Seller or the Seller’s Guarantor. The Buyer must notify its insurers of this clause 11.6.

(c)	If, after the Seller or the Seller’s Guarantor has made a payment in respect of a Claim, a Buyer Group Member recovers or is compensated by any other means for, any Loss which gave rise to the Claim, the Buyer must immediately pay to the Seller or the Seller’s Guarantor, the amount of the Loss that was recovered or compensated for, less all costs and expenses, including the net present value of increased insurance premiums, incurred by the Buyer.

11.7	No double claims

(a)	Neither the Seller nor the Seller’s Guarantor is able under a Claim for any Loss that a Buyer Group Member or a Target Entity recovers, or is compensated for, under a Transaction Agreement.

(b)	This clause 11.7 does not prevent the Buyer Group Member or Target Entity entitled to make a claim under a Transaction Agreement from commencing that claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to one or more Seller Group Members nominated by the Seller so as to give full effect to clause 11.7(a).

11.8	General Limitations

Neither the Seller nor the Seller’s Guarantor is liable under a Claim, other than a Tax Claim, for any Loss to the extent that Loss:

(a)	(provisions in accounts): has been included as a specific provision, allowance, reserve or accrual in respect of the matter giving rise to the Claim in the Completion Accounts (but not including in the notes to the Completion Accounts) and credited in the Buyer’s favour (in determining the Adjustment Amount);

(b)	(pre Completion actions): arises from an act or omission by or on behalf of a Seller Group Member or a Target Entity before Completion that was done or made:

(1)	with the written consent of a Buyer Group Member; or

(2)	at the written direction or instruction of a Buyer Group Member;

(c)	(post Completion conduct): arises from anything done after Completion by or on behalf of a Buyer Group Member or a Target Entity, other than action taken to remedy unlawful or erroneous past practice; or

(d)	(change of law or interpretation): arises from:

(1)	the enactment or amendment of any legislation or regulations; or

11 Qualifications and limitations on Claims

(2)	a change in the judicial interpretation of the law,

after Completion, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(e)	(change in accounting policy): would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Target Entity that applied before Completion other than action taken to remedy unlawful or erroneous past practice;

(f)	(change of Business): arises out of the cessation or alteration of the Business after Completion;

(g)	(consequential loss): is special loss or damage, indirect loss or damage or consequential loss or damage;

(h)	(remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Seller receives written notice of the Claim under clause 12.1(a).

11.9	Tax Claims

(a)	Neither the Seller nor the Seller’s Guarantor is liable under a Tax Claim for any Loss to the extent that Loss:

(1)	has been included as a specific provision, allowance, reserve or accrual in respect of the matter giving rise to the Claim in the Completion Accounts and credited in the Buyer’s favour in determining the Adjustment Amount;

(2)	arises from the Company taking a position in relation to the application of a Tax Law that is inconsistent with the position taken by the Company before Completion, unless the Company is required to adopt an inconsistent position to comply with a Tax Law; or

(3)	arises from the Company’s failure to take any action after Completion required by any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed).

(b)	If:

(1)	an accrual, allowance, provision or reserve in the Completion Accounts in respect of a Tax (and which has been credited in the Buyer’s favour in determining the Adjustment Amount) exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(2)	an entitlement to any Tax Relief that is shown as an asset in the Completion Accounts (and which has been credited in the Seller’s favour in determining the Adjustment Amount) is understated and the amount of the understatement has been actually received by a Target Entity, then the Seller’s and the Seller’s Guarantor’s liability in respect of any Tax Claims shall be reduced by the amount of the actual excess or actual understatement.

11.10	Payments affecting the Purchase Price

(a)	Any payment made by a Seller Group Member to a Buyer Group Member or a Target Entity in respect of any Claim will be a reduction of the Purchase Price.

(b)	Any payment (including a reimbursement) made by a Buyer Group Member or a Target Entity to a Seller Group Member in respect of any Claim will be an increase in the Purchase Price.

12 Procedures for dealing with Claims

(c)	If as a result of the operation of clause 11.10(a) the Buyer or the Buyer’s Head Company is required to recalculate its Allocable Cost Amount (as defined in section 995-1 of the ITAA 1997) or amend any income tax return, then the Seller must indemnify the Buyer or the Buyer’s Head Company against, and must pay the Buyer or Buyer’s Head Company the amount of, the reasonable out of pocket costs involved in the recalculation or amendment, as the case may be and any interest or penalties that arise directly as a result of any such amendment.

11.11	Tax effect of Claims

If a party (payor) is liable to pay an amount to another party (recipient) in respect of a Claim and that payment is treated as income under the Tax Law such that the payment increases the income tax payable by the recipient, or the Head Company of any Consolidated Group of which the recipient is a member, (collectively the recipient Group) under the Tax Law, then the payment must be grossed-up by such amount as is necessary to ensure that the net amount retained by the recipient Group after deduction of Tax or payment of the increased income tax equals the amount the recipient Group would have retained had the Tax or increased income tax not been payable, after taking into account any benefits or relief relating to Tax obtained or to be obtained by the Buyer Group in relation to such Claim or payment.

11.12	Independent Limitations

Each qualification and limitation in this clause 11 is to be construed independently of the others and is not limited by any other qualification or limitation.

12	Procedures for dealing with Claims

12.1	Notice of Claims

(a)	(Actual Claims): The Buyer must promptly notify the Seller and the Seller’s Guarantor if:

(1)	it decides to make a Claim against the Seller or the Seller’s Guarantor that either alone or together with other Claims exceeds any applicable thresholds set out in clause 11.4(a); or

(2)	a Third Party Claim or Tax Demand is made that the Buyer believes will give rise to a Claim against the Seller or the Seller’s Guarantor.

(b)	(Details required): The Buyer must include in each notice given under clause 12.1(a) all relevant details (including the amount) then known to a Buyer Group Member or a Target Entity of:

(1)	the Claim and if applicable, any other Claims that together with the Claim give rise to any applicable thresholds in clause 11.4(a) being exceeded;

(2)	if applicable, the Third Party Claim or Tax Demand; and

(3)	the events, matters or circumstances giving rise to the Claim.

(c)	(Extracts): The Buyer must include in each notice given under clause 12.1(a) an extract of:

(1)	any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(2)	if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

12 Procedures for dealing with Claims

(d)	(Demands): The Buyer must provide a copy of any document referred to in clause 12.1(b) to the Seller and the Seller’s Guarantor as soon as practicable and in any event within 10 Business Days of receipt of that document by a Buyer Group Member.

(e)	(Developments): The Buyer must also keep the Seller and the Seller’s Guarantor informed of all developments in relation to the Claim notified under clause 12.1(a) on an ongoing basis.

12.2	Third Party Claims

The following additional obligations apply in respect of Third Party Claims:

(a)	(No admission): The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)	accept, compromise or pay;

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of the Seller or the Seller’s Guarantor under a Claim without the Seller’s and the Seller’s Guarantor’s prior written approval (which must not be unreasonably withheld or delayed).

(b)	(Defence of claim): Following receipt of a notice under clause 12.1(a) in respect of a Claim that arises from or involves or could potentially involve a Third Party Claim, the Seller, if it wishes to conduct the defence of the Third Party Claim, must notify the Buyer in writing, within 20 Business Days from the date of the notice, that the Seller will assume the conduct of the defence of the Third Party Claim.

(c)	(Seller assumes conduct): If the Seller notifies the Buyer (as referred to in clause 12.2(b)) that the Seller will assume the conduct of the defence of the Third Party Claim:

(1)	(indemnity) provided that the Seller provides the Buyer with an indemnity against all Loss that may result from such action, the Buyer must take, and must procure that each Buyer Group Member and Target Entity takes, all action reasonably requested by the Seller to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Seller and approved by the Seller for this purpose; and

(2)	(access) the Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Seller and the Seller’s Guarantor with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Seller Group Members and the Target Entities for the sole purpose of obtaining information in relation to the Third Party Claim;

(d)	(Conduct of Claim by Seller): If the Seller assumes the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim, the Seller must:

(1)	act in good faith;

(2)	liaise with the Buyer in relation to the defence of the Third Party Claim;

(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(4)	act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the Seller’s actions on the goodwill and reputation of the Company and its business.

12 Procedures for dealing with Claims

(e)	(Buyer assumes conduct): If the Buyer assumes the conduct of the defence of the Third Party Claim, then the Buyer must procure that any Buyer Group Member or Target Entity that is conducting any proceedings or actions in respect of that Third Party Claim:

(1)	acts in good faith;

(2)	liaises with the Seller and the Seller’s Guarantor in relation to the defence of the Third Party Claim;

(3)	provides the Seller and the Seller’s Guarantor with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(4)	act reasonably in all the circumstances, including having regard to the likelihood of success.

(f)	(Restrictions on access): Nothing in this clause 12.2 requires the Buyer (acting reasonably) to allow the Seller or the Seller’s Guarantor to have access to anything that:

(1)	is the subject of legal professional privilege; or

(2)	has been prepared for the purpose of, or in contemplation of, the Buyer making a Claim against the Seller or the Seller’s Guarantor under this agreement.

12.3	Tax Demands

The following additional obligations apply in respect of Claims arising from or involving a Tax Demand:

(a)	(No admission): Subject to the Seller’s continuing compliance with this clause 12.3, the Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)	accept, compromise or pay,

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand that may lead to liability on the part of the Seller or the Seller’s Guarantor under a Claim without:

(4)	first having given notice to the Seller; and

(5)	either the Seller consenting to that action within the Tax Review Period (consent must not be unreasonably withheld or delayed) or the Seller not advising that it wishes to contest the Tax Demand in accordance with this clause 12.3.

However, the Buyer or a Target Entity may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of its rights under this agreement.

(b)	(Payment if not contesting a Tax Demand): If the Seller or the Seller’s Guarantor does not advise the Buyer that it wishes to contest the Tax Demand by the end of the Tax Review Period then the Seller must pay in Immediately Available Funds and as a reduction in the Purchase Price the amount notified by the Buyer by the later of:

(1)	2 Business Days before the due date for payment to the Governmental Agency; or

(2)	10 Business Days after receipt of the notice given by the Buyer under clause 12.1.

(c)	(Contesting a Tax Demand): Following receipt of a notice under clause 12.1 in respect of a Claim that arises from or involves a Tax Demand, the Seller or the Seller’s Guarantor may, by written notice to the Buyer no later than the end of the Tax Review Period advise the Buyer that it wishes to contest the Tax Demand.

12 Procedures for dealing with Claims

(d)	(Procedure for contesting a Tax Demand): If the Seller or the Seller’s Guarantor advises the Buyer that it wishes to contest the Tax or Duty the subject of the Tax Demand before the end of the Tax Review Period then:

(1)	(Payment of Tax) the Seller must pay the Buyer, in Immediately Available Funds and as a reduction in the Purchase Price, so much of the Tax or Duty as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 12.3 by the date that is the later of 2 Business Days before the due date for payment to the Governmental Agency and 10 Business Days after receipt of the notice given by the Buyer under clause 12.1; and

(2)	(Objection to Tax Demand or Disputing Action) at the Seller’s or the Seller’s Guarantor’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty (Tax Payor) takes such Disputing Action in a timely manner in relation to the Tax Demand as the Seller may reasonably require. The Buyer will not be obliged to take any Disputing Action under this clause 12.3(d)(2) unless the grounds of objection are considered to have a reasonable chance of success, set out in an opinion from a reputable tax practitioner (reasonably acceptable to the Seller) provided to the Buyer as soon as is reasonably practicable.

(e)	(Conduct of proceedings by Seller): If the Seller or the Seller’s Guarantor’s contests the Tax or Duty the subject of the Tax Demand, the Buyer must follow, and must procure that each Buyer Group Member and Target Entity follows, all reasonable directions of the Seller or the Seller’s Guarantor relating to the conduct of any Disputing Action contemplated by this clause 12.3 including using professional advisers nominated and paid by the Seller or the Seller’s Guarantor. In making any such directions, the Seller and the Seller’s Guarantor must:

(1)	act in good faith;

(2)	liaise with the Buyer in relation to conduct of Disputing Action contemplated by this clause 12.3;

(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action; and

(4)	act reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the directions on the goodwill or reputation of the Business or any party to this agreement.

(f)	(Access): The Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Seller and the Seller’s Guarantor with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by this clause 12.3 including providing, at the Seller’s or the Seller’s Guarantor’s cost, access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities for the sole purpose of obtaining information in relation to the Tax Demand to the Disputing Action.

12.4	Tax Dispute Resolution Clause

(a)	If the parties disagree with respect to any matter the subject of clause 12.3, a party may advise the other party in writing that it wishes to refer the dispute to the Tax Expert for determination (Tax Dispute).

(b)	If there is a Tax Dispute, then the Seller and the Buyer must use their best endeavours to resolve the Tax Dispute within 20 Business Days of receipt of notice of the Tax Dispute.

12 Procedures for dealing with Claims

(c)	If the Tax Dispute is not resolved within the 20 Business Day period, the Seller or the Buyer must refer the dispute to a Tax Expert to resolve the Tax Dispute. The:

(1)	Tax Expert must determine the Tax Dispute within 20 Business Days of the date the dispute was referred to the Tax Expert;

(2)	Tax Expert must act as an expert and not as an arbitrator when determining the Tax Dispute;

(3)	Tax Expert’s determination of the Tax Dispute will be binding on the Seller and the Buyer in the absence of manifest error;

(4)	Tax Expert’s costs will be split equally between the Seller and the Buyer; and

(5)	Seller and the Buyer must provide all information and assistance reasonably requested by the Tax Expert.

12.5	Dealing with Claims

The following additional obligations apply in respect of all Claims by the Buyer, other than Claims arising from or involving a Tax Demand or Third Party Claim.

(a)	(Consideration by the Seller): On receipt of a Claim Notice under clause 12.1(a) the Seller and the Seller’s Guarantor will have a reasonable period of time (which is to be assessed in light of the urgency and other prevailing circumstances relevant to the Claim) but not more than 30 Business Days (Consideration Period) to evaluate the Claim and the circumstances around it.

(b)	(Notification): The Seller or the Seller’s Guarantor must advise the Buyer before the end of the Consideration Period whether it is willing to accept responsibility for the Claim.

(c)	(Dispute): If:

(1)	the Seller and the Seller’s Guarantor advise the Buyer that they do not accept responsibility for the Claim; or

(2)	neither the Seller nor the Seller’s Guarantor responds as required by the end of the Consideration Period,

the parties must negotiate in good faith to see if they can resolve the dispute and agree the amount (if any) to which the Buyer is entitled in relation to that Claim. If they fail to reach agreement within 20 Business Days after the expiry of the Consideration Period, or if the Seller or the Seller’s Guarantor refuses to participate in such negotiations, then the Buyer may issue and serve legal proceedings against the Seller or the Seller’s Guarantor in respect of the Claim.

(d)	(Accepts Responsibility): If:

(1)	the Seller or the Seller’s Guarantor advises the Buyer that it accepts responsibility for the Claim; or

(2)	the parties resolve the dispute pursuant under this clause 12.5; or

(3)	the Courts finally determine that the Seller or the Seller’s Guarantor is liable for the Claim,

then the Seller (or the Seller’s Guarantor as the case may be) must pay to the Buyer, as a reduction in the Purchase Price, the amount claimed by the Buyer in its original notice, or the amount agreed under this clause 12.5 or if the Claim has been the subject of legal proceedings, the amount that the Courts finally determine the Seller or the Seller’s Guarantor is liable for, within 10 Business Days.

13 Buyer Warranties

13	Buyer Warranties

13.1	Buyer Warranties

The Buyer gives the Buyer Warranties in favour of the Seller and the Seller’s Guarantor on the date of this agreement and the Buyer Warranties will be deemed to be repeated immediately before Completion.

13.2	Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

13.3	Reliance

The Buyer acknowledges that the Seller and the Seller’s Guarantor have entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

14	Period after Completion

14.1	Appointment of proxy

(a)	From Completion until the Sale Shares are registered in the name of the Buyer, the Seller must:

(1)	appoint the Buyer as the sole proxy of the holders of Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares;

(2)	not attend and vote at any shareholders’ meetings;

(3)	take all other actions in the capacity of a registered holder of the Sale Shares as the Buyer directs.

(b)	The Buyer indemnifies the Seller against all Loss suffered or incurred by it arising out of the implementation of any action taken in accordance with the proxy referred to in clause 14.1(a).

15	Protection of the Business

15.1	Non-Compete

(a)	Subject to clause 15.1(b) below, during the Restricted Period, the Seller must not engage or be involved or interested in, and must procure that no other Seller Group Member (including for these purposes the JV) engages or is involved or interested in, either directly or indirectly and whether as a partner, joint venturer, licensor, financier, shareholder in or, employee of or consultant to any entity or otherwise, a Protected Business.

(b)	The restriction in 15.1(a) does not apply to ACCO Australia Pty Limited or the JV or a Related Body Corporate of either of them carrying on their respective current business operations.

15 Protection of the Business

15.2	No Solicitation of Customers

(a)	Subject to clause 15.2(b), during the Restricted Period, the Seller must not approach, and must procure that no other Seller Group Member (including for these purposes the JV) approaches, (either solely or jointly with any other person and in any capacity whatsoever) any person whom the Seller is aware is a customer of or client of any Target Entity at Completion for the purpose of persuading that person to cease doing business with the Target Entity or reduce the amount of business that the customer or client would normally do with the Target Entity.

(b)	Clause 15.2(a) does not prevent any Seller Group Member (including the JV) from trading in the ordinary course of business with customers of the Company in relation to the product lines that the relevant Seller Group Member sells in Australia as provided for in the Distribution Agreement.

15.3	No Solicitation of Employees or Agents

During the period of 24 months (or failing that 18 months) from Completion, the Seller must not approach or solicit, and must procure that no Seller Group Member approaches or solicits, any person whom the Seller is aware is an agent or employee of a Target Entity for the purpose of recruiting that person. This restriction does not apply where a person responds to an advertisement published by a Seller Group Member that is targeted to a wide audience of potential applicants.

15.4	Severability

If any part of an undertaking in this clause 15 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

15.5	Acknowledgment

The Seller acknowledges that all the prohibitions and restrictions contained in this clause 15 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Completion Date.

15.6	Acquisitions

(a)	Nothing in this clause 15 prohibits a Seller Group Member from acquiring a controlling interest in:

(1)	any other company (in this clause 15.6, a relevant company) being a company that is itself or that has a subsidiary that is directly or indirectly engaged or concerned or interested in a Protected Business if the Protected Business is not the main undertaking of the relevant company; or

(2)	any business (in this clause 15.6 an acquired business) that involves wholly or partly a Protected Business if the Protected Business is not the main undertaking of the acquired business.

(b)	If:

(1)	the net assets of the Protected Business represent more than 25% of the net assets of the relevant company or acquired business; or

(2)	the average annual net profit of the Protected Business over the last three financial years before the date of the acquisition exceeds 10% of the average annual net profit of the relevant company or acquired business over the last three financial years before the date of the acquisition;

16 Confidentiality and announcements

the Seller must use all reasonable endeavours to sell, or procure that the relevant Seller Group Member uses all reasonable efforts to sell, the Protected Business within two years of the acquisition of the relevant company or acquired business, or as soon as practicable (and in any event within five years) thereafter if the terms on which the Seller or Seller Group Member would be required to dispose of the Protected Business during the two year period would be commercially unreasonable.

15.7	Conduct by Seller Group Members (including the JV) operating in Australia

During the term of the Distribution Agreement the Seller and the Seller’s Guarantor will use all reasonable endeavours (having regard to their level of control over the relevant entities) to ensure that:

(a)	Seller Group Members (including the JV) selling products in Australia:

(1)	operate within their own agreed distribution channels (as envisaged by the Distribution Agreement);

(2)	do not distribute or sell products in relation to which the Company is the exclusive distributor in Australia in accordance with the Distribution Agreement; and

(b)	the Company’s rights under the Distribution Agreement are otherwise respected and preserved.

16	Confidentiality and announcements

16.1	Agreed announcement

(a)	Immediately after this agreement has been signed, the parties must make an announcement to the media in a form agreed between them.

(b)	A party may not make any other public announcement relating to this agreement or any Transaction Agreement (including the fact that the parties have executed this agreement or any Transaction Agreement) unless the other party/parties have consented (which consent shall not be unreasonably withheld) to the announcement, including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clause 16.2(a)(1) or 16.2(a)(2).

16.2	Confidentiality

(a)	Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), the Confidential Information, this agreement or any Transaction Agreement or the terms of the Sale other than to the extent that:

(1)	the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)	the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its shares or the shares of any of its Related Bodies Corporate are listed, provided that the recipient has consulted with the provider of the information as to the form and content of the disclosure;

17 Duties, costs and expenses

(3)	the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)	the disclosure is necessary to seek satisfaction of any of the conditions in clause 2.1 or for the purposes of 12.3, provided that the relevant Governmental Agency is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and does not divulge or disclose the information to any other person;

(5)	the disclosure is required for use in legal proceedings regarding this agreement or the Sale;

(6)	the party to whom the information relates has consented in writing before the disclosure;

(7)	the disclosure is for the purpose of disposing all or part of the Business or in connection with the sale of all or part of the issued share capital of a Target Entity or of a Buyer Group Member; or

(8)	the disclosure is made by the Buyer after Completion to customers, clients or suppliers of the Seller and its other business contacts to the extent that it informs them of the Sale.

(b)	Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the recipient’s obligations under this clause 16.2.

(c)	From Completion, the Buyer may disclose confidential information relating to the business of a Target Entity except to the extent that such information relates to a Seller Group Member or its business.

(d)	From Completion, each Seller Group Member must keep confidential, on the same basis as set out in clause 16.2(a), and must not use confidential information relating to the Target Entities, the Business, the Buyer, the Buyer Group, the Buyer and Buyer Group’s businesses, or the Confidential Information.

17	Duties, costs and expenses

17.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement and each Transaction Agreement (other than Duty in respect of the transfer of the JV interest and the Intercompany Loan as contemplated by the Conditions in clauses 2.1(b) and 2.1(c) (and by clause 5.8), which must be borne by the Seller).

17.2	Costs and expenses

(a)	Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement (including each Transaction Agreement).

18 GST

(b)	Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

18	GST

18.1 Definitions

Words used in this clause 18 that have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

18.2	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this agreement does not include GST.

(b)	To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which clause 18.2(b) applies:

(1)	the supplier must determine the amount of the GST component of the consideration payable; and

(2)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

18.3	Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 18.2 applies no later than 7 days following payment of the GST inclusive consideration for that supply under that clause.

18.4	Reimbursements

If either party is entitled under this agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

18.5	Information, returns and accounting to end GST Group

After Completion:

19 Guarantee by Seller’s Guarantor

(a)	the Buyer must ensure that each Target Entity gives the representative member of the Seller’s GST Group on a timely basis, all information that the Target Entity holds that is needed to lodge any GST return; and

(b)	the Seller must ensure that the representative member of the Seller’s GST Group:

(1)	applies to the Commissioner of Taxation to revoke the approval of the Target Entity as a member of the Seller’s GST Group; and

(2)	lodges the GST returns for the final period in which the Target Entity was a member of the Seller’s GST Group and remits all amounts in respect of GST to the Commissioner of Taxation as and when required by the GST Law.

18.6	Supplies between former members of the GST Group

If:

(a)	following Completion the Target Entity makes a supply to, or is the recipient of a supply made by, another member of the Seller’s GST Group;

(b)	the supply is pursuant to an agreement made before Completion;

(c)	that agreement does not contain a provision requiring the recipient to pay to the supplier any amount in respect of GST in addition to the consideration otherwise payable for the supply; and

(d)	the consideration negotiated by the parties for the supply was not calculated to include GST, then after Completion, the Seller (if the recipient of a taxable supply is not the Target Entity) or the Buyer (if the recipient of a taxable supply is the Target Entity) must ensure that the recipient of a taxable supply indemnifies the supplier of a taxable supply for any GST payable in respect of a supply and pays the amount of that GST in addition to the consideration for the supply.

19	Guarantee by Seller’s Guarantor

19.1	Guarantee and indemnity

The Seller’s Guarantor:

(a)	unconditionally and irrevocably guarantees to the Buyer on demand, the due and punctual performance of the Seller’s obligations under this agreement; and

(b)	as a separate and additional liability, indemnifies the Buyer against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Buyer arising from any default or delay in the due and punctual performance of the Seller’s obligations under this agreement.

19.2	Extent of guarantee and indemnity

The liability of the Seller’s Guarantor under this clause 19 is not affected by anything which, but for this clause 19, might operate to release or exonerate the Seller’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Seller’s Guarantor:

(a)	the grant to the Seller, the Seller’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Seller, the Seller’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Seller, the Seller’s Guarantor, the Buyer or any other person;

19 Guarantee by Seller’s Guarantor

(c)	the Buyer exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Seller, the Seller’s Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer from the Seller, the Seller’s Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Seller or the Buyer to give notice to the Seller’s Guarantor of any default by the Seller under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Seller, the Seller’s Guarantor or any other person.

19.3	Principal and independent obligation

This clause 19 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

19.4	Continuing guarantee and indemnity

This clause 19 is a continuing obligation of the Seller’s Guarantor, despite Completion, and remains in full force and effect for so long as the Seller has any liability or obligation to the Buyer under this agreement and until all of those liabilities or obligations have been fully discharged.

19.5	No withholdings

(a)	The Seller’s Guarantor must make all payments that become due under this clause 19, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Seller’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 19, it must pay to the Buyer such amount as is necessary to ensure that the net amount received by the Buyer after withholding equals the amount the Buyer would otherwise been entitled to if not for the withholding.

(c)	The Seller’s Guarantor is not required to make any additional payment to the Buyer to the extent that:

(1)	the withholding is required pursuant to sections 12-315, 12-317 or 260-5 of Schedule 1 of the Taxation Administration Act;

(2)	the amount required to be withheld is calculated by reference to the net income received or receivable by the Buyer; or

the Buyer could have lawfully avoided the deduction or withholding by providing or complying with, or procuring that any Third Party provide or comply with, any statutory notification requirement (such as quoting an Australian Business Number, Tax File Number or providing its name and address) or making any exemption declaration.

19.6	Currency

The Seller’s Guarantor must pay all moneys that it becomes liable to pay under this clause 19 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

20 Guarantee by Buyer’s Guarantor

19.7	No set off

The Seller’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 19, against any moneys that the Buyer or any other Buyer Group Member may be, or become, liable to pay to a Seller Group Member whether under this agreement or otherwise.

19.8	Seller’s Guarantor’s Liability

The Seller’s Guarantor’s liability in respect of any Claim shall not exceed the Seller’s liability in respect of that Claim.

19.9	Payments by the Seller’s Guarantor

All payments by the Seller’s Guarantor to the Buyer under this clause 19 shall be in reduction of the Purchase Price.

20	Guarantee by Buyer’s Guarantor

20.1	Guarantee and indemnity

The Buyer’s Guarantor:

(a)	unconditionally and irrevocably guarantees to the Seller on demand, the due and punctual performance of the Buyer’s obligations under this agreement; and

(b)	as a separate and additional liability, indemnifies the Seller against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Seller arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

20.2	Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 20 is not affected by anything which, but for this clause 20, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)	the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Buyer, the Buyer’s Guarantor, the Seller or any other person;

(c)	the Seller exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer, the Buyer’s Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Seller from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by the Buyer or the Seller to give notice to the Buyer’s Guarantor of any default by the Buyer under this agreement; and

20 Guarantee by Buyer’s Guarantor

(f)	any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person.

20.3	Principal and independent obligation

This clause 20 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

20.4	Continuing guarantee and indemnity

This clause 20 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Seller under this agreement and until all of those liabilities or obligations have been fully discharged.

20.5	No withholdings

(a)	The Buyer’s Guarantor must make all payments that become due under this clause 20, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 20, it must pay to the Seller such amount as is necessary to ensure that the net amount received by the Seller after withholding equals the amount the Seller would otherwise been entitled to if not for the withholding.

(c)	The Buyer’s Guarantor is not required to make any additional payment to the Seller to the extent that:

(1)	the withholding is required pursuant to sections 12-315, 12-317 or 260-5 of Schedule 1 of the Taxation Administration Act;

(2)	the amount required to be withheld is calculated by reference to the net income received or receivable by the Seller; or

the Seller could have lawfully avoided the deduction or withholding by providing or complying with, or procuring that any Third Party provide or comply with, any statutory notification requirement (such as quoting an Australian Business Number, Tax File Number or providing its name and address) or making any exemption declaration.

20.6	Currency

The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 20 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

20.7	No set off

The Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 20, against any moneys that the Seller or any other Seller Group Member may be, or become, liable to pay to a Buyer Group Member whether under this agreement or otherwise.

21 General

20.8	Buyer’s Guarantor’s Liability

The Buyer’s Guarantor’s liability in respect of any Claim shall not exceed the Buyer’s liability in respect of that Claim.

21	General

21.1	How and where Notices may be sent

A notice or other communication under this agreement (Notice) must be in writing and delivered by hand, either by a party hereto or by an internationally recognised courier or delivery service, or fax to a party at the address or the fax number for that party in Schedule 1 or as otherwise specified by a party by Notice.

21.2	Email not to be used

Email or similar electronic means of communication must not be used to give Notices under this agreement.

21.3	When Notices are taken to have been given and received

(a)	A Notice delivered by hand is regarded as given and received upon actual delivery or, if delivery is refused, on attempted delivery.

(b)	A fax is regarded as given and received on production of a transmission report by the machine from which the fax was sent which indicates that the fax was sent in its entirety to the recipient’s fax number, unless the recipient informs the sender that the Notice is illegible or incomplete within 4 hours of it being transmitted;

(c)	A Notice delivered or received other than on a Business Day or after 4.00pm (recipient’s time) is regarded as received at 9.00am on the following Business Day and a Notice delivered or received before 9.00am (recipient’s time) is regarded as received at 9.00am.

21.4	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the exclusive jurisdiction of the courts of New South Wales.

(c)	The parties irrevocably waive any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

21.5	Service of process

(a)	Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 21.1.

(b)	The Buyer’s Guarantor irrevocably appoints the Buyer as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If the Buyer ceases to be able to act as such or have an address in Australia, the Buyer’s Guarantor agrees to appoint a new process agent in Australia and deliver to the other parties within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement and each Transaction Agreement. The Buyer’s Guarantor must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

21 General

(c)	The Seller’s Guarantor irrevocably appoints ACCO Australia Pty Limited as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If that entity ceases to be able to act as such or have an address in Australia, the Seller’s Guarantor agrees to appoint a new process agent in Australia and deliver to the other parties within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement and each Transaction Agreement. The Seller’s Guarantor must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

21.6	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this agreement that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

21.7	Waivers and variation

(a)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties.

(b)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

21.8	Assignment

A party may not assign its rights or obligations under this agreement without the consent of the other parties.

21.9	Further assurances

Subject to clause 17, each party must do all things and execute all further documents necessary to give full effect to this agreement and use reasonable endeavours to cause relevant Third Parties to do the same.

21.10	Approvals and consent

If the doing of any act, matter or thing under this agreement is dependent on the approval or consent of a party, that party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion, unless this agreement expressly provides otherwise.

21 General

21.11	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

21.12	Counterparts

This agreement may be executed in any number of counterparts which together will constitute one instrument. A party may execute this agreement by signing any counterpart.

21.13	Severability

Any provision in this agreement that is invalid or unenforceable in any jurisdiction is to be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

21.14	No merger

The Warranties, Buyer Warranties, undertakings and indemnities in this agreement will not merge on Completion.

21.15	Entire Agreement

This agreement and the Transaction Agreements embody the entire agreement between the parties and supersede any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this agreement other than the Confidentiality Agreement.

21.16	Default Interest

(a)	If a party fails to pay any amount payable under this agreement on the due date for payment, that party must pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 21.16(a):

(1)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)	may be capitalised by the person to whom it is payable at monthly intervals.

21.17	Benefits held on trust

(a)	The Seller and the Seller’s Guarantor each holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Seller Group Member, or for the benefit of a Seller Group Member that is not a party to this agreement, on trust for that director, officer, employee or Seller Group Member.

21 General

(b)	The Buyer holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Buyer Group Member or Target Entity, and, in the case of clause 10.7, a director, officer or employee of a Seller Group Member, or for the benefit of a Buyer Group Member or Target Entity that is not a party to this agreement, on trust for that director, officer, employee, Buyer Group Member or Target Entity.

(c)	Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a Third Party, no person (including an Employee) other than the Buyer, the Seller and the Seller’s Guarantor has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

21.18	Contra proferentem excluded

No term or condition of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision.

21.19	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

21.20	No withholdings

(a)	Unless otherwise compelled by law, the Buyer and the Seller must make all payments that become due under this agreement, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)	If the Buyer or the Seller is compelled by law to deduct any withholding, then subject to clause 21.20(c) in addition to any payment due under this agreement, it must pay to the other party (the recipient) such amount as is necessary to ensure that the net amount received by the recipient after withholding equals the amount the recipient would otherwise been entitled to if not for the withholding.

(c)	The Buyer or the Seller is not required to make any additional payment to the other party to the extent that:

(1)	the withholding is required pursuant to sections 12-315, 12-317 or 260-5 of Schedule 1 of the Taxation Administration Act;

(2)	the amount required to be withheld is calculated by reference to the net income received or receivable by that other party; or

the other party could have lawfully avoided the deduction or withholding by providing or complying with, or procuring that any Third Party provide or comply with, any statutory notification requirement (such as quoting an Australian Business Number, Tax File Number or providing its name and address) or making any exemption declaration.

Schedules

Table of contents

Notice details	50

Warranties	52

Buyer Warranties	71

Completion Steps	73

Pro forma Completion Accounts

Completion Accounts

Determination of Working Capital

Structure Diagram

Properties

Business Intellectual Property

Business names

Third Party Intellectual Property

Specified Executives

[Not used]

Target Entities

Key Contracts

Schedule 1

Notice details

Seller	GBC Australia Pty Ltd ACN 000 526 376

Address	C/- ACCO Australia Pty Limited
Level 2, 8 Lord Street
Botany NSW 2019 Australia

Attention	Company Secretary

Fax	+61 2 9666 1423

with a copy to:

Minter Ellison

Address	Aurora Place
88 Phillip Street
Sydney NSW 2000 Australia

Attention	Leigh Brown

Fax	+61 2 9921 8123

Seller’s Guarantor	ACCO Brands Corporation

Address	300 Tower Parkway, Lincolnshire IL 60069, United States of America

Attention	Legal Department

Fax	+1 847 484 4144

with a copy to Minter Ellison as above.

Buyer	Neopost Holdings Pty Ltd

Address	C/- Roussety Am & Co
120 St Kilda Road
St Kilda VIC 3182 Australia

Attention	The Directors

Fax	TBC

Schedule 1 Notice details

with a copy to Neopost S.A. as below.

Buyer’s Guarantor	NEOPOST S.A.

Address	113 Rue Jean Marin Naudin, 92220 Bagneaux, France

Attention	Group General Counsel

Fax	+33 1 4536 3030

Share sale agreement        page 51

Schedule 2

Warranties

1	Ownership and structure

1.1	Group structure

(a)	The structure diagram for the Target Entities set out in Schedule 8 is accurate and complete and, except where indicated, shareholdings are 100%.

(b)	No Target Entity:

(1)	is the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated) except as described in Schedule 8; or

(2)	is a member of any partnership or other unincorporated association (other than a recognised trade association).

1.2	Ownership

At Completion:

(a)	the Seller is the legal and beneficial owner of the Sale Shares; and

(b)	the Sale Shares comprise all of the issued capital of the Company;

(c)	the Buyer will acquire the full legal and beneficial ownership of the Sale Shares free and clear of all Encumbrances, subject to registration of the Buyer in the register of shareholders.

1.3	No Encumbrances or other arrangements

For each Target Entity:

(a)	at Completion all of its shares are free and clear of all Encumbrances;

(b)	its shares can be sold and transferred free of any competing rights, including pre-emptive rights, re-instatement rights or rights of first refusal;

(c)	its shares have been validly issued, are fully paid and no money is owing in respect of them;

(d)	it is not under an obligation to issue, and no person has the right to call for the issue or transfer of, any shares or other securities in it at any time;

(e)	it has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it.

Schedule 2 Warranties

2	Power and Authority

2.1	No legal impediment

The execution, delivery and performance by the Seller and the Seller’s Guarantor of this agreement:

(a)	complies with its constitution or other constituent documents; and

(b)	does not constitute a breach of any law or obligation, or cause or result in a default under any agreement, or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this agreement.

2.2	Corporate Authorisations

All necessary authorisations for the execution, delivery and performance by the Seller and the Seller’s Guarantor of this agreement in accordance with its terms have been obtained or will be obtained before Completion.

2.3	Power and capacity

The Seller and the Seller’s Guarantor each have full power and capacity to own its own assets and to enter into and perform its obligations under this agreement.

2.4	Incorporation

The Seller and the Seller’s Guarantor are each validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

2.5	Target Entities

Each Target Entity:

(a)	is duly incorporated under the laws of the place of its incorporation;

(b)	has the power to own its assets and carry on the Business as it is being carried on at Completion;

(c)	is duly registered and authorised to do business in those jurisdictions that, by the nature of its business and assets, makes registration or authorisation necessary; and

(d)	has conducted the Business in compliance with the constitution or other constituent documents of that Target Entity.

2.6	No trust

The Seller and the Seller’s Guarantor each enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

2.7	Enforceability

The Seller’s and the Seller’s Guarantor’s obligations under this agreement are enforceable in accordance with its terms.

Schedule 2 Warranties

3	Accounts

3.1	Basis of Preparation

The Accounts have been prepared:

(a)	in accordance with the Accounting Standards;

(b)	in accordance with the requirements of the Corporations Act and any other applicable laws;

(c)	in the manner described in the notes to them;

(d)	on a consistent basis with the equivalent accounts for the previous accounting period; and

(e)	include an unqualified auditor’s opinion.

3.2	True and fair view

The Accounts give a true and fair view of the financial position of the Target Entities as at the Accounts Date and of its performance for the financial period ended on the Accounts Date.

3.3	Position since Accounts Date

Since the Accounts Date the Business has been conducted in all material respects in the ordinary and usual course of business and in a proper and efficient manner, other than for the transactions contemplated by this agreement and the Transaction Agreements and:

(a)	no Target Entity has sold, disposed of or created a Encumbrance over any of its assets worth more than $10,000, except in the ordinary course of business;

(b)	no Target Entity has acquired any assets worth more than $10,000, except in the ordinary course of business;

(c)	except in the ordinary course of the Business, no Target Entity has engaged any new employee with annual remuneration exceeding $50,000 or materially changed the terms of employment of any Employee;

(d)	no Target Entity has entered into any contract or commitment requiring the payment of:

(1)	more than $50,000 on any one occurrence; or

(2)	more than $10,000 per annum for more than 5years; and

(e)	no Substantial Supplier or Substantial Customer has ceased or substantially reduced its trade with the Seller and the Business or has altered the terms of trade in any material respect to the disadvantage of the Seller.

3.4	Management accounts

The management accounts of the Target Entities in the Disclosure Materials have been prepared by the Seller with due care and attention, give a reasonable view of the state of affairs, profit or loss of the Target Entities as at and for the period in respect of which they have been prepared and the balance sheet of the Target Entities as at 30 April 2011 but the Buyer acknowledges that they are not audited or prepared on a statutory basis.

Schedule 2 Warranties

3.5	Accounting records

The books of account of the Seller and the Business (including any which it may be obliged to produce under any contract now in force) are up-to-date, in the Seller’s possession and are true and complete in all material respects and are in accordance with the law and applicable standards, principles and practices generally accepted in Australia.

3.6	Rectification of registers

No Target Entity has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by law to maintain.

3.7	Filings

All documents required to be filed with ASIC (or equivalent predecessor body) by any Target Entity under any relevant legislation have been duly filed where failure to do so would prejudice the conduct of the Business as carried on at Completion or the continuity of its licences.

4	Contracts

4.1	Default by Target Entity

No Target Entity is in default, or would be in default but for the requirements of notice or lapse of time, under any agreement to which it is a party.

4.2	Default by Third Party

So far as the Seller is aware, no other party to any agreement to which a Target Entity is a party is in default, or would be in default but for the requirements of notice or lapse of time, under that agreement.

4.3	Notices of termination

So far as the Seller is aware, as at the date of this agreement no Target Entity has received, or given, any notice of termination of any material agreement to which it is a party.

4.4	Offers

No outstanding offer, tender or quotation has been given or made by a Target Entity that is capable of giving rise to a contract merely by any unilateral act of a Third Party other than in the ordinary course of the Business.

4.5	Change of control

No Target Entity is a party to any agreement under which any person (other than a Target Entity) is entitled, upon a change in ownership of the Sale Shares, to:

(a)	terminate that agreement; or

Schedule 2 Warranties

(b)	impose or require the adoption of terms that are less favourable to the Target Entity than the current terms.

4.6	Agreements with related parties

No Target Entity is party to any agreement or arrangement with a Seller Group Member under which the Target Entity is required to give a material financial benefit to that Seller Group Member, other than an agreement or arrangement made on arms length terms or one that is terminable on reasonable notice.

4.7	Standard terms and conditions

A copy of any standard terms and conditions of each Target Entity is contained in the Disclosure Materials and no Target Entity has entered into an agreement or arrangement with a customer or supplier that would be materially different from these.

4.8	Supply contracts

Full and accurate details of all agreements or arrangements for the supply of stock, raw materials, packaging products or goods to or by the Target Entities that involve or are likely to involve the supply of goods the aggregate sale value of which will represent in excess of 5% of the turnover for the financial year of the Target Entities ended on the Accounts Date are contained in the Disclosure Materials.

4.9	Other interests of the Seller

No Seller Group Member has any interest, direct or indirect, in any Protected Business (other than the Business) or intends to acquire any such interest.

4.10	Conditions and warranties in respect of goods and services

Except for a condition or warranty implied by law or contained in its standard terms of business, or otherwise given in the usual course of trading, no Target Entity has given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that vary materially from these terms and conditions with regard to liability after the goods or services have been supplied by it.

4.11	Receivables

No Target Entity has changed its policy or manner of collection of receivables over the period of the last 9 months.

5	Financing arrangements

5.1	Financings

As at the time of Completion there will be no:

(a)	financing agreements or arrangements entered into by a Target Entity for the borrowing of money;

(b)	debentures, bonds, notes or similar debt instruments issued by a Target Entity, (whether by one instrument or by all of the instruments in a series);

Schedule 2 Warranties

(c)	options or agreements to dispose of or purchase any of the Sale Shares or any assets needed by a Target Entity to conduct its business;

(d)	guarantees (including any cross guarantees for the purpose of Australian Securities and Investments Commission Class Order [CO 98/1418]) given by a Target Entity, or to which a Target Entity is otherwise subject, in relation to any person other than a Target Entity;

(e)	amounts owed to any Seller Group Member (other than under the Agreements);

(f)	Encumbrances over the assets of or securities issued by a Target Entity (including any enforceable rights under the terms of any leases to which a Target Entity is a party); or

(g)	any arrangements that restrict the disposal of a Target Entity,

other than as consented to in writing by the Buyer prior to Completion.

5.2	No Defaults

There is no existing or unremedied breach of, or any event of default, cancellation event, acceleration event, prepayment event or similar event under, any agreement or arrangement referred to in Warranty 5.1 and the transactions contemplated by this agreement will not trigger any such breach, event of default, cancellation event, prepayment event or similar event.

5.3	No demands

No notices or demands have been served on a Target Entity that remains outstanding in relation to default or non-compliance under an agreement or arrangement referred to in Warranty 5.1.

5.4	Enforcement

So far as the Seller is aware after having made due enquiries, no legal or enforcement action has been taken, or demand has been made, by any party to enforce any guarantee, indemnity, Encumbrance or other arrangement referred to in Warranty 5.1.

6	Assets

6.1	Material Assets

All the tangible assets listed in the Accounts (other than assets disposed of since the Accounts Date) with a fully paid value of $10,000 or more are:

(a)	fully paid for;

(b)	either the absolute property of a Target Entity free and clear of all Encumbrances or used by a Target Entity under a contract under which it is entitled to use the assets on the terms and conditions of such contract; and

(c)	not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business.

6.2	Assets sufficient

Upon Completion the Target Entities will own, or have the right to use (on terms no less favourable to the Target Entities than the terms applicable as at the date of this agreement), all of the assets that are material for the conduct of the Business as carried on at Completion, (not including the Properties referred to in Warranty 7).

Schedule 2 Warranties

6.3	Stock

(a)	All stock owned by the Target Entities (Stock) is of good and merchantable quality, fit for the purpose for which it is used, manufactured to proper standards, and will not be the subject of any product liability claims.

(b)	The level of Stock is reasonable having regard to current and expected demand.

(c)	Except to the extent of any reserve for obsolete or slow moving inventory including the Accounts and/or the Completion Accounts, the Stock is saleable in the usual course of the Business in accordance with its current price list.

(d)	No Target Entity has supplied, or agreed to supply, goods that have been, or will be, defective or that fail, or will fail, to comply with their terms of sale.

(e)	No goods in a state ready for supply by a Target Entity are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by the Target Entity.

(f)	The amount of Stock in relation to the usual requirements of the Business at the time of Completion will be reasonable having regard to current and anticipated demand.

For the purposes of clause 6.3(a) and 6.3(c), Stock shall not include any stock acquired or purchased from the Buyer or its related bodies corporate.

6.4	Plant and equipment

All plant, machinery, vehicles and equipment owned or used by a Target Entity:

(a)	are in good repair and condition having regard to their age;

(b)	are in satisfactory working order and have been regularly and properly maintained;

(c)	are capable of performing the functions for which they are used;

(d)	are recorded in the books of the Target Entity;

(e)	comply with all applicable laws, conform with all standards and have not been repaired, altered, modified, operated or maintained in a way that would void or otherwise affect any warranty provided by the suppliers of those assets; and

(f)	are not dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement or surplus to the Target Entity’s requirement (except that, as disclosed to the Buyer, the AS400 and associated information technology systems of the Company are in all likelihood in need of updates, upgrades and/or repairs).

7	Properties

7.1	Interests in land

No Target Entity has any interest in land except for its interest in the Properties.

7.2	All land owned or occupied

The Properties comprise all the land and premises owned, used or occupied by a Target Entity on its own account or for the benefit of another Target Entity.

Schedule 2 Warranties

7.3	Occupation

The Target Entities have the exclusive occupation and quiet enjoyment of the Properties used or occupied by them and, so far as the Seller is aware, hold all licences, easements, rights, interests and privileges necessary or appropriate for the conduct on the Properties of the Business as carried on at Completion.

7.4	No breach

The Seller is not aware of the Seller being in material breach of, or material default under any of the Property Leases and the transactions contemplated by this agreement will not trigger any such breach or default.

7.5	Notices

No Target Entity has received any notice to vacate or notice to quit from any Third Party pursuant to the Property Leases.

7.6	Defects

So far as the Seller is aware, the Properties are not subject to any material defect that will, or would reasonably be likely to:

(a)	materially decrease their ability to be used in the existing business of the relevant Target Entity at Completion; or

(b)	in the case of the Freehold Properties, materially decrease the value of any of those Freehold Properties.

7.7	Title

The relevant Target Entity:

(a)	is the legal and beneficial owner, and registered proprietor, of; and

(b)	has good and marketable title to;

the Freehold Properties specified against its name in Schedule 9.

7.8	Title deeds

A Target Entity has possession of the documents of title to the Freehold Properties.

7.9	Copies of Leases

The Disclosure Materials contain accurate copies of each lease in the name of a Target Entity in respect of each Leasehold Property.

7.10	Leases binding

The leases referred to in Warranty 7.9 are legally valid and subsisting and binding on any registered mortgagee of the freehold and no Target Entity has granted any sub-lease, licence or exclusive or shared right to occupy or use any part of the leased premises.

Schedule 2 Warranties

7.11	Encumbrances

The Freehold Properties and the title deeds to the Freehold Properties are not subject to any Encumbrances or any lease or agreement for lease (except in favour of a Target Entity).

7.12	Consents

Each material consent required under any legislation for any development or use carried out by the Target Entities on any Property has been properly obtained. All conditions or restrictions imposed in any such consent have been observed and performed in all material respects.

7.13	Location

The Business is carried on only at the Properties.

8	Environmental

8.1	Definitions

The meanings of the terms used in this warranty are set out below:

Term	Meaning
Contamination

means in relation to land, the presence in, on or under that land, including groundwater under that land, of any substance (including a chemical, a mineral or any natural or human produced substance) which has been added to the land at a concentration above the concentration at which the substance is normally present in, on or under geologically similar land in the same locality and poses a threat to human health or the Environment.

Environment

means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sounds, odours, tastes, the biological factors of animals and plants, the social factors of aesthetics, and includes ecosystems.

Environmental Law	means any statute or common law relating to the Environment.

8.2	Environmental

So far as the Seller is aware, there are no factors affecting any of the Properties that will, or would reasonably be likely to, give rise to any liability for any Target Entity:

(a)	under; or

(b)	arising from any act or omission of a Target Entity that is a breach of or inconsistent with its obligations under,

any environmental laws.

Schedule 2 Warranties

9	Intellectual Property Rights

9.1	Ownership

(a)	A Target Entity is the sole legal and beneficial owner of the Business Intellectual Property, free and clear of all Encumbrances.

(b)	A Target Entity is the sole registered proprietor of, or applicant in respect of the Business Intellectual Property listed in Schedule 10, free and clear of all Encumbrances.

(c)	So far as the Seller is aware, no person is infringing or has infringed any Business Intellectual Property.

9.2	Right to use

(a)	Except for trade marks and other intellectual property licensed under the Trade Mark Licence or the Distribution Agreement, in respect of which the terms of those arrangements will apply, each Target Entity has and will have immediately following Completion a licence to use all Third Party Intellectual Property on terms and conditions no less favourable to it than the terms and conditions applicable as at the date of this agreement (where these have been included in the Disclosure Materials).

(b)	So far as the Seller is aware, no person is infringing or has infringed any Third Party Intellectual Property.

(c)	So far as the Seller is aware, no person other than the Target Entities have any right to use, or any interest in, or may benefit from any Business Intellectual Property.

9.3	Sufficient rights

The Third Party Intellectual Property listed in Schedule 12 and the Business Intellectual Property listed in Schedule 10, taken together with the Intellectual Property Rights licensed under the Trade Mark Licence and the Distribution Agreement, are, in all material respects, all the Intellectual Property Rights that are necessary for the conduct of the Business as carried on immediately before Completion and in relation to any products which are in development.

9.4	Infringement of Third Party rights

(a)	So far as the Seller is aware, the conduct of the Business by the Target Entities, the use of Business Intellectual Property and the use of the Third Party Intellectual Property, does not breach or infringe any Intellectual Property Rights, rights of confidentiality, moral rights or any other rights of any Third Party.

(b)	So far as the Seller is aware, the use of Business Intellectual Property and, so far as the Seller is aware, the use of the Third Party Intellectual Property, does not breach or infringe any Intellectual Property Rights, rights of confidentiality, moral rights or any other rights of any Third Party.

(c)	No person has notified a Target Entity alleging any breach or infringement described in Warranties 9.4(a) or 10.4(b) .

9.5	No claims

No oppositions, cancellation actions, proceedings, claims or complaints have been brought or threatened by any Third Party or any Governmental Agency in relation to the Business Intellectual Property.

Schedule 2 Warranties

9.6	No other circumstances

A Target Entity has not entered into any settlement, release, co-existence or other agreement, and there are no other circumstances (including an injunction, undertaking or court order) that might adversely affect the right to use, enforce or assign any of the Business Intellectual Property or Third Party Intellectual Property.

9.7	No other registrations

The Seller does not hold any trade mark, design, patent or any other applications or registrations that incorporate any of the Business Intellectual Property or Third Party Intellectual Property, except as set out in Schedule 10 or Schedule 12.

9.8	Validity

So far as the Seller is aware, the Business Intellectual Property is valid and enforceable.

9.9	Registration

(a)	Each item of Business Intellectual Property that is capable of being registered is registered in Australia, or is the subject of an application to register which has been filed in Australia.

(b)	All registrations and applications for the Business Intellectual Property are current and all application and registration fees and any renewal fees have been paid.

9.10	Renewals/maintenance

All steps have been taken diligently for the prosecution and maintenance of registrations and applications set out in Schedule 10 and all steps have been taken diligently for the maintenance and protection of unregistered Business Intellectual Property.

9.11	Confidential Information

(a)	All Confidential Information material to the operation of the Business is held as confidential information of the Target Entity.

(b)	All Confidential Information material to the operation of the Business is recorded in the Business Records.

(c)	No trade secret or other confidential information of a Target Entity has been disclosed or made available to any Third Party except in the ordinary course of business and subject to a binding obligation of confidentiality on the part of the recipient.

(d)	No Target Entity has entered into any confidentiality or other agreement, or is subject to any obligation, that restricts the free use or disclosure of any information used by a Target Entity in connection with the Business, that will or would reasonably be expected to, have a Material Adverse Effect on the Target Entity.

(e)	No Third Party’s confidential information is held or used in relation to the Business, the unauthorised disclosure of which could materially adversely affect the financial condition or operations of the Business.

(f)	No Third Party has any right, title or interest in the Confidential Information.

Schedule 2 Warranties

9.12	Business names

No Target Entity carries on business under any name other than its corporate name or the business names listed in Schedule 11. All registrations of such business names are in the name of a Target Entity and are current.

9.13	Domain Names

(a)	Seller Group Members are validly licensed to use each of the domain names the subject of the Domain Name Licences. The Domain Name Licences are transferable to the Buyer and are in good standing.

(b)	All domain names used in the Business are listed in Schedule 12.

10	Information Technology

10.1	Systems

The information technology and telecommunications systems, hardware and software owned or used by a Target Entity in the conduct of the Business as at the date of this agreement (Systems):

(a)	comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion;

(b)	perform their intended functions;

(c)	are free from defects in design, material and workmanship; and

(d)	comply with the manufacturer’s or licensor’s (as applicable) specifications.

10.2	Ownership of Systems

All Systems are owned and operated by, and are under the control of, a Target Entity and are not wholly or partly dependent on any facilities that are not under the ownership, operation or control of a Target Entity.

10.3	Software

(a)	Each Target Entity either owns or is validly licensed to use the software comprised in the Systems.

(b)	No action will be necessary to enable the Target Entities to continue to use such software to the same extent and in the same manner as it has been used before the date of this agreement.

11	Litigation, compliance and Authorisations

11.1	No proceedings

Except as otherwise fairly disclosed in the Disclosure Materials, no Target Entity is as at the date of this agreement a party to any investigation, prosecution, legal proceedings, arbitration, mediation or any other form of litigation or dispute resolution process or administrative or governmental proceedings which could (or does) result in a Material Adverse Effect (Proceedings).

Schedule 2 Warranties

11.2	No threatened proceedings

So far as the Seller is aware, as at the date of this agreement no Proceedings against a Target Entity are pending or threatened and the Seller is not aware of any disputes that will, or would reasonably be likely to, give rise to any Proceedings.

11.3	No outstanding orders

There are no outstanding settlements, judgments, decrees, awards, orders or other decisions of any court, quasi-judicial body or Governmental Agency (including any competition authority) made against Target Entity.

11.4	Undertakings

No Target Entity has given an undertaking or written assurance (whether legally binding or not) to any court or Governmental Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

11.5	Compliance with laws

Each Target Entity has complied in all material respects with applicable laws and administrative requirements.

11.6	Authorisations

The Disclosure Materials contain a list of all the Authorisations that a Target Entity holds and such Authorisations are all the Authorisations that are material to conduct the Business as it is being carried on at Completion (Material Authorisations).

11.7	Compliance with Authorisations

All Material Authorisations have been complied with in all material respects by the relevant Target Entity.

11.8	Termination

The transactions contemplated by this agreement will not trigger a termination of any Material Authorisation.

11.9	No revocations

The Seller is not aware of any action to revoke, prevent the renewal of or impose any conditions on any Material Authorisation.

11.10	Issue to Buyer

The Seller is not aware of any thing, including Completion and the transactions contemplated by this agreement, that might prejudice the continuance, renewal, issue or extension of the Authorisations in favour of the Buyer or that might require the Buyer to obtain any other Authorisations to conduct the Business or to own, use, operate or receive the benefit of the Business Assets, or to conduct the Business at the Properties.

Schedule 2 Warranties

11.11	This agreement

Neither the execution nor performance of this agreement or any document to be executed at or before Completion will:

(a)	result in a Target Entity losing the benefit of an Authorisation or an asset, grant, subsidy, right or privilege that it enjoys at the date of this agreement in any jurisdiction; or

(b)	conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, any material agreement, arrangement or obligation to which a Target Entity is a party or a legal or administrative requirement in any jurisdiction; or

(c)	result in any Substantial Customer being entitled to or, so far as the Seller is aware, cease dealing with a Target Entity or substantially to reduce its existing level of business or to change the material terms upon which it deals with a Target Entity; or

(d)	result in any Substantial Supplier being entitled to or, so far as the Seller is aware, cease supplying to a Target Entity or substantially to reduce its supplies to or to change the terms upon which it supplies a Target Entity.

12	Employees

12.1	Employee entitlements

(a)	The Disclosure Materials accurately set out the period of service, remuneration package (including bonuses, profit share, and employee incentive plan entitlements), applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and personal leave) for each Employee as at the date of this agreement.

(b)	Except as disclosed in the Disclosure Materials or otherwise arising in the ordinary course of business before the Completion Date, no Target Entity is under, nor will it assume before the Completion Date, any liability to any Employee for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual, long service or personal leave.

12.2	Compliance

Each Target Entity materially complies with all obligations under employment contracts, industrial agreements and awards, relevant legislation and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it.

12.3	Union agreements

No Target Entity is a party to any workplace agreement, with a trade union or industrial organisation, group of employees or individual employees in respect of the Employees and their employment and no industrial awards or workplace agreements apply to any Employees, except as disclosed in the Disclosure Materials.

12.4	No Employee disputes

(a)	No Target Entity has been involved in any material dispute with any Employees or union at any time within the 5 years preceding the date of this agreement and there are no circumstances likely to give rise to any such dispute.

Schedule 2 Warranties

12.5	No offers

No Target Entity has made any offer of work or any appointment of an individual (or any company controlled by an individual as a senior executive, or as an independent contractor) for a term of 12 months or more or for payment of $50,000 or more per annum, that remains capable of acceptance and that cannot be terminated without penalty on less than 3 months’ notice.

12.6	Liability to Governmental Agency

No Target Entity has received notice from a Governmental Agency that it has outstanding any material undischarged liability to pay to the Governmental Agency any contribution, Taxes or other impost arising in connection with the employment or engagement of personnel by the Target Entity.

12.7	Payments made

A Target Entity has paid or provided for in the Accounts or the Completion Accounts all amounts due to the Employees and all amounts due and payable by the Target Entity to any Third Party for or in respect of the Employees.

12.8	No increases promised

No Target Entity has given any commitment (whether legally binding or not) to increase or supplement the wages, salaries, annual leave and leave loading, long service leave, personal leave or any other remuneration, compensation or benefits of any Employee other than the increases determined in the May pay review and otherwise as required by law.

12.9	Termination of employment

Neither the Company nor any Seller Group member has agreed to arrangements with any Employee in the Business under which the relevant Employee is entitled to more than 3 months’ notice of termination of employment.

12.10	Employee records

Each Target Entity has maintained adequate and suitable records regarding the service of each Employee including all records required by law.

12.11	Terms of employment

The Seller has disclosed in writing to the Buyer before the date of this agreement all the material terms of employment that apply to the Employees.

13	Solvency

13.1	No liquidation

Neither the Seller, the Seller’s Guarantor nor any Substantial Target Entity has:

(a)	gone, or is proposed to go, into liquidation;

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or

Schedule 2 Warranties

(c)	received a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such notice or applied for deregistration under section 601AA of the Corporations Act.

13.2	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Seller, the Seller’s Guarantor or any Substantial Target Entity and, so far as the Seller is aware, there are no circumstances justifying such a petition or other process.

13.3	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Seller, the Seller’s Guarantor or a Substantial Target Entity, and, so far as the Seller is aware, there are no circumstances justifying such an appointment.

13.4	Arrangements with creditors

Neither the Seller, the Seller’s Guarantor nor any Substantial Target Entity has entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

13.5	No writs

No writ of execution has issued against any Substantial Target Entity or the property of that company and, so far as the Seller is aware, there are no circumstances justifying such a writ.

13.6	Solvency

Each Substantial Target Entity is able to pay its debts as and when they fall due. No Substantial Target Entity is taken under applicable laws to be unable to pay its debts or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

13.7	No guarantees

Except as shown in the Accounts, other than in the ordinary course of business, no Substantial Target Entity has granted or agreed to grant and is not party to any guarantee, letter of comfort or security interest.

14	Insurance

14.1	Disclosure

The Disclosure Materials contain complete and accurate particulars of all current insurance policies and cover notes taken out in respect of a Target Entity or the Business as at the date of this agreement (Insurances).

Schedule 2 Warranties

14.2	Currency

Each Insurance is currently in full force and effect and all applicable premiums have been paid.

14.3	No Voiding

So far as the Seller is aware, nothing has been done or omitted to be done that would make any Insurance void or voidable or that would permit an insurer to cancel the policy or refuse or materially reduce a claim or materially increase the premiums payable under the Insurances.

14.4	No claims

(a)	There are no outstanding claims made by a Target Entity or any person on its behalf under an Insurance or an insurance policy previously held by a Target Entity.

(b)	No event (other than one that has given rise to a claim that is not outstanding) has arisen that may give rise to a claim by a Target Entity under any insurance policy.

(c)	Any claim that might be made against any Target Entity by an Employee or workman or Third Party in respect of any accident or injury is fully covered by insurance, subject to deductibles.

14.5	Insurance required by law

Each Target Entity has effected all insurances required by law to be effected by it, subject to deductibles.

14.6	Non-Target Entity assets

The insurance effected by each Target Entity does not cover any asset other than those owned or used by the Target Entity, nor any risks or liabilities other than those that may be incurred by the Target Entity.

15	Taxes and Duties

15.1	Withholding tax

Any obligation on a Target Entity under any Tax Law to withhold amounts at source has been complied with.

15.2	Records

(a)	Each Target Entity and the Seller’s Head Company has maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(1)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(2)	prepare any accounts necessary for compliance with any Tax Law; and

(3)	support any position taken by the Target Entity; and

(4)	retain necessary records as required by any Tax Law.

Schedule 2 Warranties

(b)	So far as the Seller is aware, the records described in 16.2(a) are accurate in all material respects.

15.3	Returns submitted

(a)	Each Target Entity and the Seller’s Head Company has submitted any necessary information, notices, computations and returns to the relevant Governmental Agency in respect of any Tax or any Duty relating to the Target Entities.

(b)	So far as the Seller is aware, any information, notice, computation and return which has been submitted by the Target Entity to a Governmental Agency in respect of any Tax:

(1)	discloses all material facts required to be disclosed under any Tax Law;

(2)	is not misleading in any material particular; and

(3)	has been submitted with the relevant Governmental Agency.]

15.4	No Tax audit

The Seller is not aware of any pending or threatened Tax or Duty audit relating to a Target Entity or the Seller’s Head Company.

15.5	No disputes

There are no disputes between a Target Entity or the Seller’s Head Company and any Governmental Agency in respect of any Tax or Duty.

15.6	Stamping

(a)	No Target Entity has in the last 3 years been a party to any transaction where an asset was transferred to a related body corporate and relief from Duty was obtained.

15.7	No tainting

(a)	Each Target Entity’s share capital account:

(1)	is not tainted within the meaning of Division 197 of the ITAA 1997; and

(2)	was not taken to be tainted under section 197-20 of the Income Tax (Transitional Provisions) Act 1997.

15.8	Consolidation

(a)	The Target Entities have not been a member of a Consolidated Group other than the Seller’s Consolidated Group and the GBC Consolidated Group.

(b)	The Target Entities have never been party to a Tax Funding Agreement other than the Seller’s Tax Sharing and Tax Funding Agreement.

(c)	The Seller’s Tax Sharing and Tax Funding Agreement covers all Group Liabilities of the Seller’s Consolidated Group in the manner described in section 721-25 of the ITAA 1997.

(d)	The Seller’s Head Company has not and will not make a choice under section 701-40 of the Income Tax (Transitional Provisions) Act 1997 that would result in a reduction in the tax cost setting amount of a depreciating asset held by a Target Entity at Completion.

(e)	The Seller’s Head Company has paid all Australian income tax in respect of the period from 6 June 2008 to Completion which has become due and payable.

Schedule 2 Warranties

(f)	The Head Company of the GBC Consolidated Group has paid all Australian income tax in respect of the period prior to 6 June 2008.

15.9	GST

(a)	Each Target Entity has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to GST and, where a Target Entity has the right to require another party to any such agreement or arrangement to pay to it an amount on account of GST, it has enforced that right.

(b)	So far as the Seller is aware, there is no material contract, agreement or arrangement requiring a Target Entity to supply anything where the consideration for the supply does not include an amount in respect of GST and which does not contain a provision enabling the Target Entity as supplier to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of GST payable on the supply.

15.10	No interposed entity election

No Target Entity has made an interposed entity election pursuant to section 272-85 of the ITAA 1936.

15.11	No adverse action

Each Target Entity has not taken any act, or failed to take any act, which may adversely affect any ruling or determination from a Governmental Agency in respect of Tax, which ruling or determination relates specifically to the activities or transactions of that, or another, Target Entity after Completion.

16	Accuracy of information

16.1	Disclosure

So far as the Seller is aware, the historical and factual information concerning the Business prepared by or on behalf of the Seller and contained in the Disclosure Materials is accurate in all material respects. The Seller has not included any such information in the Disclosure Materials that it is aware is misleading in any material respect, and, so far as the Seller is aware, no such information has been omitted from the Disclosure Materials that would render the Disclosure Materials misleading in any material respect.

16.2	Information provided

As at the date of this agreement, the Seller is not aware of any materially adverse information relating to the Business that has not been made available to the Buyer before the date of this agreement.

Schedule 3

Buyer Warranties

1	No legal impediment

The execution, delivery and performance by the Buyer of this agreement:

(a)	complies with its constitution or other constituent documents; and

(b)	does not constitute a breach of any law, or cause or result in default under any agreement or Encumbrance, by which it is bound and which would prevent it from entering into and performing its obligations under this agreement.

2	Corporate authorisations

All necessary action to authorise the execution, delivery and performance of this agreement by the Buyer in accordance with its terms have been obtained or will be obtained before Completion, save for the consents and approvals required under clause 2.1.

3	Power and capacity

The Buyer has full power and capacity to own its own assets and to enter into and perform their obligations under this agreement.

4	Incorporation

The Buyer is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

5	No trust

The Buyer enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

6	Enforceability

The Buyer’s obligations under this agreement are enforceable in accordance with its terms.

Schedule 3 Buyer Warranties

7	No liquidation

The Buyer has not:

(a)	gone, or is proposed to go, into liquidation;

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution; or

(c)	received a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such a notice or applied for deregistration under section 601AA of the Corporations Act.

8	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer and, so far as the Buyer is aware, there are no circumstances justifying a petition or other process.

9	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Buyer and, so far as the Buyer are aware, there are no circumstances justifying such an appointment.

10	Arrangements with creditors

The Buyer has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

11	No writs

No writ of execution has issued against the Buyer or any of the Buyer’s assets and, so far as the Buyer is aware, there are no circumstances justifying such a writ.

12	Solvency

The Buyer is able to pay its debts as and when they fall due. The Buyer is not taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

Schedule 4

Completion Steps

1	Pre – Completion actions

1.1	Notifications

At least 5 Business Days before Completion the Buyer must:

(a)	notify the Seller of any directors, secretaries and public officers of the Target Entities whom it wishes to resign from Completion;

(b)	notify the Seller of any persons it wishes to be appointed as a director, secretary or public officer of a Target Entity from Completion and deliver to the Seller a consent to act and notification of interests signed by each such person; and

(c)	notify the Seller of the address, if any, to which the registered office of each Target Entity is to be changed following Completion.

1.2	Change of name

On or before Completion the Seller must take all steps necessary to procure that the company name of the Seller is changed with effect from Completion to a name which does not include ‘GBC’.

1.3	Board resolutions

(a)	On or before Completion the Seller must ensure that a meeting of the directors of the Company is convened and approves the registration of the Buyer as the holder of the Sale Shares in its register of shareholders and the issue of new share certificates for the Sale Shares in the name of the Buyer, subject only to receipt of the executed share transfers referred to in clause 2.1(a) of this Schedule 4 and to payment of any Duty on the transfer of Sale Shares.

(b)	On or before Completion the Seller must ensure that a meeting of the directors of each Target Entity is convened and approves (subject to Completion occurring):

(1)	the resignations of existing directors, secretaries and public officers notified under clause 1.1(a) of this Schedule 4;

(2)	the appointment of each person notified under clause 1.1(b) of this Schedule 4 as a director, secretary or public officer (as applicable) of the Target Entity (provided that a consent to act and notification of interest signed by that person has been delivered to the Seller);

(3)	any change of the registered office of the Target Entity to the address notified under clause 1.1(c) of this Schedule 4; and

(4)	if the Buyer has approved new mandates for the operation of bank accounts by each Target Entity, the revocation of all existing mandates and the replacement of those mandates with the mandates approved by the Buyer.

Schedule 4 Completion Steps

2	Completion

2.1	Seller’s obligations at Completion

(a)	At Completion, the Seller must give the Buyer the following documents:

	Description	Items to be provided
1	share certificates

share certificates for the Sale Shares and any other documents necessary to establish the Buyer’s title to the Sale Shares and that may be required by a Target Entity for registration of the transfer of the Sale Shares to the Buyer.

2	share transfers	completed share transfers of the Sale Shares to the Buyer, executed by or on behalf of the Seller.

3	powers of attorney	a copy of any powers of attorney executed by the Seller authorising its attorney to execute any of the documents listed in this clause 2.1(a) of this Schedule 4 on behalf of the Seller.

4	name changes

evidence that shareholder resolutions have been passed or that such other actions have been taken that may be necessary to change the registered company name of the Seller in accordance with clause 1.2 of this Schedule 4.

5	board resolutions	evidence that the board resolutions referred to in clause 1.3 of this Schedule 4 have been passed.

6	officer resignations	signed resignations of each director, secretary and public officer of each Target Entity notified to the Seller under clause 1.1 of this Schedule 4.

7	receipt and deed of release	for each Target Entity, evidence of receipt of payment of the Exit Payment and deeds of release as well as all necessary registration forms or otherwise, as contemplated by clause 5.7;

8	transfer of JV interest and intercompany loans	(except to the extent already provided) documentation in respect of the transactions and actions contemplated by clauses 2.1(b) and 2.1(c) and evidence that clause 5.8 has been complied with;

9	release of guarantees and Encumbrances

releases of guarantees, indemnities and Encumbrances as required by clause 2.1 as well as all necessary registration forms or otherwise, executed by the relevant counterparties in form and of substance satisfactory to the Buyer.

Schedule 4 Completion Steps

10	Transaction Agreements	counterparts of each of the Transaction Agreements (other than this agreement) duly executed by the relevant Seller Group Member/s (as applicable).

11	registration of business names	evidence that the respective business names used by the Company have been registered.

12	Domain Name Licences	duly executed transfers of the Domain Name Licences / registrations in favour of the Buyer with effect from Completion.

(b)	At Completion, the Seller must make the following available to the Buyer:

	Description	Items to be provided

1	corporate documents	the certificate of incorporation, common seal, duplicate seal, all prescribed registers, all statutory, minute and other Business Records of each Target Entity and all unused share certificate forms.

2	books and ledgers	all ledgers, journals and books of account of each Target Entity.

3	cheque books	all cheque books of each Target Entity and a list of all bank accounts maintained by each Target Entity in its name.

4	title documents	all documents of title in the possession of a Target Entity relating to the ownership of a Target Entity’s assets.

(c)	Subject to the Buyer complying with its obligations under clause 2.2 of this Schedule 4, at Completion the Seller must complete each Transaction Agreement in accordance with its terms.

2.2	Buyer’s obligations at Completion

At Completion the Buyer must:

(a)	pay the Seller the Completion Payment; and

(b)	execute and deliver the share transfers of the Sale Shares;

Schedule 4 Completion Steps

(c)	give the Seller counterparts of each of the Transaction Agreements (other than this agreement) duly executed by the Buyer; and

(d)	complete each Transaction Agreement in accordance with its terms.

3	Post Completion actions

Immediately following Completion the Buyer and the Seller must procure that:

(a)	the forms referred to in this Schedule 4 are lodged with the appropriate Governmental Agency; and

(b)	relevant ASIC forms are lodged to reflect the actions taken under this Schedule 4.

Signing page

Executed as an agreement

Seller

Signed for GBC Australia Pty Ltd by

sign here ▶	/s/ Stephen Warby
Company Secretary/Director

print name	Stephen Warby

sign here ▶	/s/ Steve Rubin
Director

print name	Steve Rubin

Seller’s Guarantor

Signed for ACCO Brands Corporation by its duly authorised officer

sign here ▶	/s/ Steve Rubin
Senior Vice President, Secretary and General Counsel

print name	Steve Rubin

in the presence of

sign here ▶	/s/ Stephen Warby
Witness

print name	Stephen Warby

Signing page

Buyer

Signed for Neopost Holdings Pty Limited by

sign here ▶	/s/ Stuart Alan Macdonald
Company Secretary/Director

print name	Stuart Alan Macdonald

sign here ▶	/s/ Clement J. Garvey
Director

print name	Clement J. Garvey

Buyer’s Guarantor

Signed for NEOPOST S.A. by its attorney

sign here ▶	/s/ Clement J. Garvey
Attorney

print name	Clement J. Garvey

in the presence of

sign here ▶	/s/ S. J. Dobbs
Witness

print name	S. J. Dobbs

Share sale agreement        page 78